    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1998
                                                    REGISTRATION NO. 333-

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                          TAPISTRON INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

            GEORGIA                                       3552                                 58-1684918
  (State or other jurisdiction               (Primary Standard Industrial                    (I.R.S. Employer
of incorporation or organization)             Classification Code Number)                Identification Number)

                              6203 Alabama Highway
                             Ringgold, Georgia 30736
                                 (706) 965-9300
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
         J. DARWIN POE, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
                              6203 ALABAMA HIGHWAY
                             RINGGOLD, GEORGIA 30736
                                 (706) 965-9300
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                               ------------------

                                    Copy to:
                              EDWARD H. BROWN, ESQ.
                       Schreeder, Wheeler & Flint, L.L.P.
                              1600 Candler Building
                           127 Peachtree Street, N.E.
                           Atlanta, Georgia 30303-1845

                               ------------------

        Approximate date of commencement of proposed sale to the public:
    From time to time after the effective date of this Registration Statement as determined by market conditions.

                               ------------------

         If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
   TITLE OF EACH CLASS               AMOUNT                                                                    AMOUNT OF
      OF SECURITIES                   TO BE                     PRICE                    OFFERING            REGISTRATION
    TO BE REGISTERED               REGISTERED               PER SHARE(1)                 PRICE (1)                FEE
===========================================================================================================================
     Common Stock,              16,666,666 shares           $5/32                      $2,604,166.56         $768.23
$0.0004 par value
===========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices of the Common Stock on the Over The Counter Bulletin Board system on February 3, 1998.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                          TAPISTRON INTERNATIONAL, INC.

                              CROSS-REFERENCE SHEET

            PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K

                       ITEM NUMBER AND HEADING IN
                     FORM S-1 REGISTRATION STATEMENT                            PROSPECTUS CAPTION
                     -------------------------------                            ------------------

1.       Forepart of the Registration Statement and Outside            Facing Page; Cross-Reference
         Sheet; Front Cover Page of Prospectus                         Outside Front Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages                     Inside Front and Outside Back Cover
         of Prospectus                                                 Pages of Prospectus

3.       Summary Information, Risk Factors and Ratio of                Summary; Risk Factors
         Earnings to Fixed Charges

4.       Use of Proceeds                                               Summary; Use of Proceeds; Consolidated
                                                                       Capitalization; Management's Discussion
                                                                       and Analysis of Financial Condition and
                                                                       Results of Operations

5.       Determination of Offering Price                               Outside Front Cover Page; Plan of
                                                                       Distribution

6.       Dilution                                                      Not Applicable

7.       Selling Security Holders                                      Principal Stockholders; Registering
                                                                       Stockholders

8.       Plan of Distribution                                          Outside Front Cover Page; Plan of
                                                                       Distribution

9.       Description of Securities to be Registered                    Summary; Description of Capital Stock

10.      Interests of Named Experts and Counsel                        Experts; Legal Matters

11.      Information with Respect to the Registrant                    Outside and Inside Front Cover Pages of
                                                                       Prospectus; Summary; Risk Factors; Use of
                                                                       Proceeds; Common Stock Price Range; Dividend
                                                                       Policy; Capitalization; Selected Historical
                                                                       Financial Information of the Company;
                                                                       Management's Discussion and Analysis of
                                                                       Financial Condition and Results of
                                                                       Operations; Business; Management; Certain
                                                                       Relationships and Related Transactions;
                                                                       Principal Stockholders; Registering
                                                                       Stockholders; Description of Capital Stock;
                                                                       Certain Provisions of Georgia Law and of the
                                                                       Company's Charter and Bylaws; Shares
                                                                       Eligible for Future Sale; Plan of
                                                                       Distribution; Legal Matters; Experts;
                                                                       Available Information; Index to Financial
                                                                       Statements

12.      Disclosure of Commission Position on                          Not applicable
         Indemnification for Securities Act Liabilities

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1998

                                16,666,666 SHARES

                     [LOGO OF TAPISTRON INTERNATIONAL, INC.]

                          TAPISTRON INTERNATIONAL, INC.

                                  COMMON STOCK

         The shares of Common Stock, par value $0.0004 per share ("Common Stock"), of Tapistron International, Inc., a Georgia corporation (the "Company" or "Tapistron"), which may be offered hereby (the "Registered Offering") are held by certain stockholders of the Company (the "Registering Stockholders"). See "Registering Stockholders." The Company will not receive any of the proceeds from the sale of any shares offered hereby. The Registering Stockholders received such shares of Common Stock in a private placement transaction (see "Recent Developments") and the Company has agreed to file and maintain a shelf registration statement relating to such shares in order to permit the Registering Stockholders to resell such shares from time-to-time in public transactions. In connection with this transaction, the Company will bear expenses estimated at $______.

         The Common Stock is listed on the Over The Counter Bulletin Board (the "OTCBB") system under the symbol "TAPI." On February 3, 1998, the last reported sales price for the Company's Common Stock was $5/32 per share. See "Common Stock Price Range."

         SEE "RISK FACTORS" COMMENCING ON PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Any distribution of the shares covered by this Prospectus may be effected from time to time in one or more transactions (which may involve block transactions) on the OTCBB system, in negotiated transactions or in a combination of such methods of sale, at fixed prices, at prices related to the prevailing market prices or at negotiated prices. The Registering Stockholders will effect any such transactions with or through one or more broker-dealers which may act as agent or principal, and if required by the

Company, through block trades or offerings through underwriters. Any such broker-dealer may receive compensation in the form of underwriting discounts, concessions or commissions from the Registering Stockholders and/or the purchaser of the shares for whom it may act as agent or to whom it may sell as principals or both. With respect to any shares sold by a Registering Stockholder, the Registering Stockholder and/or any broker-dealer effecting the sales may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by the broker-dealer and any profit on the resale of shares as principal may be deemed to be underwriting discounts or commissions under the Securities Act. Additionally, the Registering Stockholders may pledge or make gifts of their shares and such shares may also be sold by the pledgees or transferees. See "Plan of Distribution."

                           --------------------------

               The date of this Prospectus is February ___, 1998

         IN CONNECTION WITH THE REGISTERED OFFERING, UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OTCBB SYSTEM, ON THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                     SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, included elsewhere in this Prospectus. Unless the context otherwise indicates, the "Company" means Tapistron International, Inc. and includes its corporate and partnership predecessors and wholly-owned subsidiaries and affiliates. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

         The Company's principal executive offices are located at 6203 Alabama Highway, Ringgold, Georgia 30736, and its telephone number is (706) 965-9300.

                                   THE COMPANY

         Tapistron was organized for the purpose of developing or acquiring proprietary technologies in the textile industry and commercializing such technologies on a global basis. The Company was incorporated under the laws of the State of Georgia on February 7, 1986, under the name of Textile Corporation of America. On July 19, 1986, the Company exchanged shares of common stock for all of the outstanding stock of Fabrication Center, Inc. ("FCI") in a transaction accounted for as a pooling of interests. On July 16, 1991, the name was changed from Textile Corporation of America to Tapistron International, Inc. All references to the Company include Fabrication Center, Inc., its wholly owned subsidiary.

         The Company's initial technology has been the development of a Computerized Yarn Placement ("CYP") machine, for producing tufted carpets and rugs in highly versatile patterns, colors and textures. The Company believes that the potential market for its technologically advanced tufting machine lies with manufacturers that wish to meet the growing demand for patterned products witnessed in the commercial and residential floor covering markets. Virtually all existing tufting machines, which produce piled products by inserting tufts of yarn into a primary backing, are limited in their ability to produce a broad range of patterned, multi-colored and multi-textured products. Most existing weaving looms, which create the primary backing in the weaving process, require an extremely time-consuming and labor intensive process to effect pattern and color changes. The Company's CYP machine requires only minutes to change pattern, color, texture and density combinations. Because of its compatibility with commercially available pattern entry systems, such as those used by many major textile manufacturers, virtually any hand-drawn, painted, photographed or scanned image can be reproduced on the finished tufted product. The CYP machine is not in the same market as, and will not compete with, low end solid color plain cut pile carpet producing equipment, but is designed to provide an alternative to current methods of producing patterned products.

                               RECENT DEVELOPMENTS

         The Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the "Code") on June 21, 1996 (the "Petition Date") and operated its business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division (the "Court"). On August 18, 1997, the Court confirmed a reorganization plan. As part of the Company's reorganization, the Company sold 16,666,666 shares of its $.0004 par value common stock for $0.15 per share pursuant to a private placement memorandum dated March 17, 1997 (the "1997 Private Placement") which shares are being sold hereunder. The Company also issued 7,592,650 shares of its common stock, in the aggregate, to certain creditors as part of the reorganization.

                             THE REGISTERED OFFERING

Common Stock offered by the Registering Stockholders.....................  16,666,666 shares
Common Stock to be outstanding after the Registered Offering.............  34,785,611 shares(1)
Use of Proceeds..........................................................  The Company will not receive any proceeds from the sale of
                                                                           Common Stock by the
                                                                           Registering Stockholders
                                                                           in the Registered
                                                                           Offering.  See "Use of
                                                                           Proceeds."

Over the counter symbol..................................................  "TAPI"



---------------

(1) Does not include 1,350,000 shares of Common Stock reserved for issuance upon exercise of options to be granted pursuant to the Company's 1992 Stock Option Plan (as defined). See "MANAGEMENT--Executive Compensation."

                         SUMMARY CONSOLIDATED HISTORICAL
                      FINANCIAL INFORMATION OF THE COMPANY
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

SELECTED CONSOLIDATED FINANCIAL DATA

          The selected consolidated financial data for, and as of the end of, each of the years in the three-year period ended July 31, 1997 are derived from the Company's Consolidated Financial Statements, which have been audited by Dudley, Hopton-Jones, Sims & Freeman PLLP, independent certified public accountants. The selected consolidated financial data for, and as of the end of, each of the years in the two-year period ended July 31, 1994 are derived from the Company's Consolidated Financial Statements not included in this Prospectus. The selected consolidated financial data for the three-months ended October 31, 1997 and 1996 are derived from the unaudited consolidated financial statements of the Company which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for the three-month period ending October 31, 1997 are not necessarily indicative of the results that may be achieved for the fiscal year ending July 31, 1998. The historical consolidated financial results for the Company are not comparable from year to year because of the reorganization costs and loss on disposal of assets during 1997, 1996 and 1995. The selected financial data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations also set forth elsewhere herein.



                       SELECTED CONSOLIDATED HISTORICAL
                     FINANCIAL INFORMATION OF THE COMPANY


SELECTED CONSOLIDATED FINANCIAL DATA

                                                      Years Ended July 31,                            Three Months Ended October 31,
                            -----------------------------------------------------------------------   ------------------------------
                                1997           1996             1995          1994           1993            1997           1996
                                ----           ----            ----          ----           ----            ----           ----
STATEMENT OF
OPERATIONS DATA:
Sales                       $  3,626,092   $  1,305,499   $  2,565,544   $  4,315,060   $  6,823,721   $  1,249,830   $  1,561,874
Cost of sales                  2,477,302      1,146,717      1,757,793      2,850,422      3,607,182        833,544      1,107,393
Operating expenses:
  Administrative               1,998,245      3,473,581      3,656,532      3,730,194      2,927,558        647,420        340,913
  Research and development        10,384         23,473      2,405,438      3,529,906        549,660             --             --
Net income (loss)                316,375     (4,478,096)    (6,053,175)    (5,840,945)        24,961       (201,409)        78,052
Net income (loss) per share          .03           (.49)          (.69)          (.76)            --           (.01)           .01
Extraordinary item                    --            .04             --             --             --             --             --
Shares used in computing
 per share amounts            10,526,295     10,012,390      8,761,117      7,726,018      7,756,556     22,137,394     10,012,390

                                                           As of July 31,
                            -----------------------------------------------------------------------
                                1997           1996            1995          1994           1993
                                ----           ----            ----          ----           ----
BALANCE SHEET DATA:
  Working capital
   (deficiency)             $    758,111   $  1,084,487   $   (907,020)  $  2,649,245   $  8,570,445      2,466,798      1,378,587
Total Assets                   5,267,780      4,016,538      9,655,907     10,982,246     14,733,746      5,935,075      4,326,966
Long-term debt                       744          5,060         14,001      1,291,320         50,433            744          4,752
Accumulated deficit          (21,918,100)   (22,234,475)   (17,756,379)   (11,703,107)    (5,862,162)   (22,119,508)   (22,156,423)
Stockholders' equity             972,449        656,074      4,839,170      7,653,669     13,332,499      3,271,039        734,126

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby. The Company cautions the reader that this list of risk factors may not be exhaustive.

         The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain statements in this Prospectus that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within the Prospectus generally. In addition, when used in the Prospectus the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in the Prospectus generally. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

         An investment in the Shares of common stock of the Company offered hereby involves a substantial degree of risk, and a decision to invest in the Company through the purchase of its common stock should be made only after a careful consideration of the risk factors set forth herein. In particular, but without limitation, persons considering an investment in the Company's Shares should consider the following:

         DEPENDENCE UPON MARKET ACCEPTANCE OF COMPANY PRODUCTS. To date, the Company has sold 25 CYP machines. The Company's ability to market its CYP machines successfully will depend upon the willingness of potential customers to incur substantial purchase costs. Most of the Company's potential customers already have tufting and/or some form of patterned textile manufacturing capabilities and may be reluctant to replace or significantly modify their existing systems. In addition, there can be no assurance that any new products or technologies developed or acquired by the Company will be accepted by the textile industry. The Company currently has limited marketing capabilities and will need to hire additional sales and marketing personnel. There can be no assurance that any sales and marketing efforts undertaken by the Company will be successful. See "Business - Sales, Marketing and Servicing."

         ESTABLISHMENT OF MANUFACTURING OPERATIONS; RISKS RELATING TO GROWTH AND EXPANSION. There can be no assurance that the Company's efforts to expand its manufacturing capabilities will not exceed estimated costs or take longer than expected or that other unanticipated problems will not arise which will materially adversely affect the Company's business and prospects. There can be no assurance that sufficient funds for such purpose will be available to the Company on acceptable terms. The inability to meet any increased demand for CYP machines on a timely basis could adversely affect the Company's reputation and prospects. The Company has also allocated a portion of the proceeds of this offering to expand sales, marketing and servicing activities. To the extent these sales and marketing activities are successful in generating sales, the Company's success will be contingent on its ability to expand its manufacturing capacity and to provide training, maintenance and other support services for its customers. Rapid growth may significantly strain the Company's management, operational and technical resources. Further, many of the expenses arising from the Company activities to increase sales and support growth will have a negative impact on operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Manufacturing - Sales, Marketing and Servicing."

         NEED FOR ADDITIONAL FINANCING. Despite the proceeds from the 1997 Private Placement, the Company recently needed additional short-term financing to enable it to fund its operations for the next 6 months. Following this 6 month period, the Company intends to use cash flow from operations to meet its working capital needs. However, there can be no assurance that the Company will have sufficient revenues after 6 months from the consummation of this offering and additional short-term financing to fund its operating requirements. In such event, the Company would seek additional financing through bank borrowings, debt or equity financings or otherwise. There can be no assurance that any such sources will be available to the Company on acceptable terms, if at all. If adequate funds are not available from operations or other sources, the Company's business will be materially adversely affected. If additional funds are raised by issuing equity securities, further dilution to the then existing stockholders will result. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         DEPENDENCE ON SUPPLIERS. The Company is dependent on various suppliers for the components of the CYP machines. Although the Company believes that there are a number of alternative sources for most of these components, certain components are obtained from a single supplier or a limited number of suppliers. The loss of any significant supplier, in the absence of a timely and satisfactory alternative arrangement, could materially adversely affect the Company. In addition, the Company does not have long-term or volume purchase agreements with its suppliers, and therefore there can be no assurance that materials and components needed by the Company will be available in sufficient quantities, if at all, or that the Company will not be adversely affected by delays in delivery or in inability to obtain products from suppliers. See "Business - Suppliers."

         COMPETITION. The textile manufacturing equipment industry is intensely competitive. Among the Company's competitors are two major worldwide suppliers of weaving looms as well as other national and regional firms engaged in the design, development and marketing of equipment for producing pattered, fiber floor coverings. Substantially all of such entities have greater financial, manufacturing, research and development, marketing, service and support, and other resources than the Company. There can be no assurance the Company will be able to compete successfully in the industry in the future, that the Company will be able to make technological advances necessary to maintain its competitive position, or that its new products will receive market acceptance. See "Business - Competition."

         POSSIBLE TECHNOLOGICAL OBSOLESCENCE. Although the Company knows of no developments by others which would increase the likelihood of its CYP machine technology being rendered technologically obsolete, the Company's CYP machines may be rendered obsolete by future developments in the textile industry. There can be no assurance that the Company can achieve similar technological advances. The failure to achieve these advances could have a material adverse effect on the Company's business, financial condition and results of operation. See "Business - Development and Acquisitions."

         DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS. The Company has three United States patents and 10 foreign patents and has filed additional patent applications for the United States and 16 foreign countries, all generally covering the Company's CYP machine technology. The Company believes patents and proprietary rights have been and will continue to be important in enabling the Company to compete. However, there is no assurance that the Company's patents will not be challenged or circumvented or will provide the Company with any competitive advantages or that any pending patent applications will be issued. Failure to obtain patents in certain foreign countries may materially adversely affect the Company's ability to compete effectively in certain international markets. The Company is undertaking to have its proprietary software copyrighted. There can be no assurance that any copyright obtained will not be circumvented or challenged. The Company also relies on trade secrets that it seeks to protect, in part, through confidentiality agreements with employees and other parties. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of proprietary rights. Any such litigation could result in substantial cost to the Company and diversion of effort by the Company's management and technical personnel. See "Business - Patents and Proprietary Rights."

         RISK OF FOREIGN SALES. The Company's strategy includes marketing its products in foreign countries. Although to date the Company has had only limited sales and has incurred losses from operations, it is expected that a significant portion of the Company's future sales will be made to entities located in foreign countries. Accordingly, the Company's business is subject to many of the risks of international operations, including tariff restrictions, foreign currency fluctuations and currency control regulations.
See "Business - Sales, Marketing and Servicing."

         DEPENDENCE UPON KEY PERSONNEL. The Company is substantially dependent upon the services of its President and Chief Executive Officer, J. Darwin Poe, and its Vice President of International Sales/Services, Kim Amos. The loss of the services of any one of these individuals could have a material adverse effect on the Company, its operations and its business prospects. The Company's success is also dependent upon its ability to attract and maintain qualified development, acquisition, marketing, management, administrative and sales personnel for which there is keen competition among the Company's competitors. In addition, the cost of retaining such key personnel could escalate over time. There can be no assurance that the Company will be successful in attracting and/or retaining such personnel.

         ANTI-TAKEOVER DEVICES. The Company has implemented certain measures which may serve to prevent hostile takeovers. The Company's Articles of Incorporation authorizes the issuance of "blank check" preferred stock and accordingly, the Board of Directors will be empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the Board of Directors is divided into three classes which serve for staggered three-year terms. The existence of a staggered board, as well as the issuance of preferred stock, could discourage, delay or prevent a change in control of the Company and could make it less likely that stockholders would receive a premium for their shares as a result of any such attempt.

         NO ASSURANCE OF PUBLIC MARKET FOR SECURITIES. Prior to this offering there has been no public market for the Securities. Although the Securities are quoted on the OTCBB system, there can be no assurance that the Company will be able to maintain such quotation or that a significant public market will develop or be sustained.

         CHAPTER 11 BANKRUPTCY. The Company filed a Voluntary Petition for a Chapter 11 Bankruptcy on June 21, 1996. The original Plan of Reorganization of Tapistron International, Inc. was filed with the Court on November 21, 1996 (the "Plan"). An Amended and Restated Plan of Reorganization of Tapistron International, Inc. was filed with the Bankruptcy Court on March 14, 1997 (the "Amended Plan") and confirmed on August 18, 1997. The Amended Plan, as confirmed by the Bankruptcy Court, is included herein as Exhibit 2.1.

         TRADING MARKET FOR THE COMPANY'S STOCK. There is a limited public trading market for Shares of the Company's stock. The Company's common stock and certain redeemable warrants were originally listed on NASDAQ. The Company consented to the delisting of its warrants from the NASDAQ effective August 20, 1996 due to the lack of any significant trading activity in the warrants and because there were no market makers for the warrants as required by NASDAQ rules. NASDAQ subsequently deleted the

Company from the NASDAQ Stock Market effective August 29, 1996. The Company's common stock continues to be traded as on the OTCBB system as a bulletin board stock.

         DIVIDEND POLICY. The Company has not paid any dividends on its common stock in the preceding five years. The Company currently intends to retain future earnings to finance its operations. Any payment of future dividends will be at the discretion of the Company's Board of Directors. The Company does not anticipate paying any dividends in the foreseeable future. The ability to pay dividends may be limited under the Georgia Business Corporation Code. Further, the Company may be subject to restrictions under the covenants of debt instruments or other agreements to which the Company is or may become bound, restricting its ability to pay dividends.

         LIQUIDITY. As a result of significant operation losses and costs incurred to restructure operations, the Company has limited cash resources available to maintain its existing operations. In addition, sales, customer deposits for machinery orders and existing cash reserves will fund short-term liquidity needs of the Company. There is no assurance these sources will provide the necessary liquidity to permit operations.

         BUSINESS OF THE COMPANY FOLLOWING REORGANIZATION. The Company operates and plans to operate in highly competitive markets, competing with other companies having considerably greater financial, technical and marketing resources. The carpet industry is undergoing, and is expected to continue to undergo, rapid and significant technological change. The Company expects competition to intensify as technical advances in the field are made and become more widely known. There can be no assurance that developments by its competitors will not render the Company's products or technology obsolete or non-competitive.

         The Company's ability to compete with other companies will depend in part on maintaining the proprietary nature of its technologies. Since the Company relies in part upon unpatented proprietary and trade secret technology, no assurance can be given that other will not independently develop substantially equivalent technology or otherwise gain access to the Company's trade secrets or proprietary information. The Company also has been granted certain patents and has applied for foreign registration of patents relating to its technology and products. There can be no assurance that the patents for which the Company has applied will be issued or that any issued patents will provide adequate protection for the Company's products and processes or be of commercial benefit to the Company. In the absence of such patented protection, the Company may be vulnerable to competitors imitating its development and manufacturing techniques and processes. Moreover, since the Company's machines are marketed internationally, there is the risk its technology could be exploited in a country where effective patent protection is unavailable or has not been obtained.

         The Company's capital requirements and expenditures will vary as a result of the progress and success of its product development efforts. The expansion of its marketing efforts and the timing of the increase, if any, of its product sales revenues. Funding to date has been provided primarily through private credit facilities in addition to the proceeds of the Company's initial public offering. If the Company needs to raise additional capital, no assurance can be given that funding will be available on favorable terms, if at all. The Company has had limited success in obtaining customer deposits to fund the substantial start-up costs for manufacture of CYP machines, and there can be no assurance that funding from customer deposits will continue.

         An inherent risk of the Company's business is exposure to product liability claims brought by users of its products or others. While the Company will continue to attempt to take appropriate precautions, there can be no assurance that it will avoid significant product liability exposures. The

Company currently has limited liability insurance. There can be no assurance that it will be able to retain its existing coverage or that such coverage will be adequate or cost-justified.

         The Company's current and future products for sale in the international trade are subject to potential tariffs and import/export restrictions. In addition, from time to time, governmental authorities review the need for additional laws and regulations for international trade that could, if adopted, apply to the business of the Company. The Company is unable to predict whether any such new regulations will be adopted or whether, if adopted, such regulations will adversely affect its business. (See the Amended and Restated Plan of Reorganization included herein as Appendix B).

         SHARES ELIGIBLE FOR FUTURE SALE. Future sales of substantial amounts of Common Stock, or the potential for such sales, could adversely affect prevailing market prices. The shares of Common Stock issued in the 1997 Private Placement are subject to the limitations of Rule 144 of the Securities Act ("Rule 144"). The holders of the shares issued in the 1997 Private Placement have been granted certain registration rights pursuant to which the Company has agreed to file the shelf registration statement of which this Prospectus is a part with the Commission for the purpose of registering the sale of such shares of Common Stock. Sales of substantial amounts of the Company's Common Stock pursuant to this Prospectus could adversely affect prevailing market prices.

         As of the date of this Prospectus, there were 1,350,000 shares of Common Stock reserved for issuance upon exercise of options to be granted to executive officers, other key employees, independent directors and independent contractors of the Company under the 1992 Stock Option Plan.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds of the sale of Common Stock by the Registering Stockholders. In connection with the filing of the shelf registration of which this Prospectus is a part, the Company will bear the estimated expenses set forth on the cover of this Prospectus.

                            COMMON STOCK PRICE RANGE

         On June 24, 1992, the Securities and Exchange Commission declared effective the Company's Registration Statement with respect to an initial public offering of 2,250,000 shares of Common Stock and 2,637,500 Redeemable Warrants (including 337,500 Redeemable Warrants exercised under the Underwriter's over allotment option). The Company consented to the de-listing of its warrants from the NASDAQ Stock Market effective as of August 20, 1996 due to the lack of any significant trading activity in the warrants and because there were no market makers for the warrants as required by NASDAQ rules. NASDAQ deleted the Company from the NASDAQ Stock Market effective August 29, 1996, as a result of the Company's non-compliance with the quantitative maintenance criteria for continued listing on the NASDAQ Stock Market. The Company's stock will continue to be traded as an OTCBB stock. The Common Stock and the Redeemable Warrants were listed on NASDAQ under the symbols TAPI and TAPIW, respectively.

         The following tables set forth, for the periods indicated, the high and low bid prices for the Company's Common Stock and Redeemable Warrants as reported by the NASDAQ system (or the OTCBB system, as the case may be). Prices represent actual transactions, but do not reflect adjustments for retail markups, markdowns or commissions.

                                                                                       HIGH          LOW
                                                                                       ----          ---
Common Stock

   1995:  First Quarter (August 1, 1994 - October 31, 1994)                          $4  1/2       $2 13/32
          Second Quarter (November 1, 1994 - January 31, 1995)                        3  7/8        2   1/4
          Third Quarter (February 1, 1995 - April 30, 1995)                           3  1/4        1  7/16
          Fourth Quarter (May 1, 1995 - July 31, 1995)                                2  1/8            5/8

   1996:  First Quarter (August 1, 1995 - October 31, 1995)                           1  3/8          13/16
          Second Quarter (November 1, 1995 - January 31, 1996)                        1 1/16            1/4
          Third Quarter (February 1, 1996 - April 30, 1996)                            25/32            3/8
          Fourth Quarter (May 1, 1996 - July 31, 1996)                                   5/8            1/4

   1997:  First Quarter (August 1, 1996 - October 31, 1996)*                            9/32          1/100
          Second Quarter (November 1, 1996 - January 31, 1997)*                          3/8          1/100
          Third Quarter (February 1, 1997 - April 30, 1997)*                             5/8            1/8
          Fourth Quarter (May 1, 1997 - July 31, 1997)*                                  3/8            1/8

   1998:  First Quarter (August 1, 1997 - October 31, 1997)*                             5/8           9/32
          Second Quarter (November 1, 1997 - January 31, 1998)*                        13/32           7/32



Redeemable Warrants
   1995:  First Quarter (August 1, 1994 - October 31, 1994)                            11/16            3/8
          Second Quarter (November 1, 1994 - January 31, 1995)                           1/2            1/4
          Third Quarter (February 1, 1995 - April 30, 1995)                              3/8           3/32
          Fourth Quarter (May 1, 1995 - July 31, 1995)                                   1/4           3/32

   1996:  First Quarter (August 1, 1995 - October 31, 1995)                             3/16           3/16
          Second Quarter (November 1, 1995 - January 31, 1996)                          3/16           3/16
          Third Quarter (February 1, 1996 - April 30, 1996)                             3/16           3/16
          Fourth Quarter (May 1, 1996 - July 31, 1996)                                  3/16           3/16

   1997:  First Quarter (August 1, 1996 - October 31, 1996)*                             N/A            N/A
          Second Quarter (November 1, 1996 - January 31, 1997)*                          N/A            N/A
          Third Quarter (February 1, 1997 - April 30, 1997)*                             N/A            N/A
          Fourth Quarter (May 1, 1997 - July 31, 1997)*                                1/100          1/100

   1998:  First Quarter (August 1, 1997 - October 31, 1997)*
          Second Quarter (November 1, 1997 - January 31, 1998)*                          1/8          4/100
                                                                                        5/64          3/100

* The high and low bid prices for the Company's Common Stock and Redeemable Warrants as reported by the OTCBB system.

         At December 31, 1997, there were approximately 500 shareholders of record, and as of that date, the Company estimates there were approximately 1,500 beneficial owners holding stock in nominee or "street" name. The Company has not paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future.

                                 DIVIDEND POLICY


         The Company has never declared or paid any cash dividends on its capital stock. Any payment of future dividends will be at the discretion of the Board of Directors of the Company and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect of the payment of dividends and other factors that the Company's Board of Directors deems relevant.

                                 CAPITALIZATION


The following table sets forth the unaudited historical capitalization of the Company as of October 31, 1997. The shares of common stock which may be offered in connection with the Registered Offering are held by certain shareholders of the Company. The Company will not receive any of the proceeds from the sale of any shares offered hereby. The Registering Stockholders received such shares of common stock in a private placement transaction. Therefore, the capitalization of the Company will not be affected by the Registered Offering.

                                                          October 31, 1997
                                                          ----------------
                                                              Historical
                                                              ----------
LIABILITIES SUBJECT TO SETTLEMENT UNDER
  REORGANIZATION PROCEEDINGS                                 $  1,915,041
                                                             ------------
STOCKHOLDERS' EQUITY
  Preferred stock - $.001 par value - 2,000,000 shares
     authorized; no shares issued and outstanding                      --
  Common stock - $.0004 par value - 100,000,000
     shares authorized; 27,248,479 issued                          10,899



  Additional paid-in capital                                   25,392,441



  Accumulated deficit                                         (22,119,509)
  Treasury stock - 55,518 shares outstanding, at cost         (    12,792)
                                                             ------------

         Total stockholders' equity                             3,271,039
                                                             ------------

         TOTAL CAPITALIZATION                                $  5,186,080
                                                             ============

                        SELECTED CONSOLIDATED HISTORICAL
                      FINANCIAL INFORMATION OF THE COMPANY
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

SELECTED CONSOLIDATED FINANCIAL DATA

          The selected consolidated financial data for, and as of the end of, each of the years in the three-year period ended July 31, 1997 are derived from the Company's Consolidated Financial Statements, which have been audited by Dudley, Hopton-Jones, Sims & Freeman PLLP, independent certified public accountants. The selected consolidated financial data for, and as of the end of, each of the years in the two-year period ended July 31, 1994 are derived from the Company's Consolidated Financial Statements not included in this Prospectus. The selected consolidated financial data for the three-months ended October 31, 1997 and 1996 are derived from the unaudited consolidated financial statements of the Company which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for the three-month period ending October 31, 1997 are not necessarily indicative of the results that may be achieved for the fiscal year ending July 31, 1998. The historical consolidated financial results for the Company are not comparable from year to year because of the reorganization costs and loss on disposal of assets during 1997, 1996 and 1995. The selected financial data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations also set forth elsewhere herein.


                       SELECTED CONSOLIDATED HISTORICAL
                     FINANCIAL INFORMATION OF THE COMPANY


SELECTED CONSOLIDATED FINANCIAL DATA


                                                     Years Ended July 31,                            Three Months Ended October 31,
                         --------------------------------------------------------------------------- ------------------------------
                             1997            1996            1995            1994            1993           1997           1996
                             ----            ----            ----            ----            ----           ----           ----
STATEMENT OF
OPERATIONS DATA:
Sales                    $  3,626,092   $  1,305,499    $  2,565,544    $  4,315,060    $  6,823,721   $  1,249,830    $  1,561,874
Cost of sales               2,477,302      1,146,717       1,757,793       2,850,422       3,607,182        833,544       1,107,393
Operating expenses:
  Administrative            1,998,245      3,473,581       3,656,532       3,730,194       2,927,558        647,420         340,913
  Research and
   development                 10,384         23,473       2,405,438       3,529,906         549,660             --              --
Net income (loss)             316,375     (4,478,096)     (6,053,175)     (5,840,945)         24,961       (201,409)         78,052
Net income (loss)
  per share                       .03           (.49)           (.69)           (.76)             --           (.01)            .01
Extraordinary item                 --            .04              --              --              --             --              --
Shares used in
 computing per
  share amounts            10,526,295     10,012,390       8,761,117       7,726,018       7,756,556     22,137,394      10,012,390


                                                        As of July 31,
                         ---------------------------------------------------------------------------
                             1997            1996            1995            1994            1993
                             ----            ----            ----            ----            ----
BALANCE SHEET DATA:
  Working capital
   (deficiency)          $    758,111   $  1,084,487    $   (907,020)   $  2,649,245    $  8,570,445      2,466,798       1,378,587
Total Assets                5,267,780      4,016,538       9,655,907      10,982,246      14,733,746      5,935,075       4,326,966
Long-term debt                    744          5,060          14,001       1,291,320          50,433            744           4,752
Accumulated deficit       (21,918,100)   (22,234,475)    (17,756,379)    (11,703,107)     (5,862,162)   (22,119,508)    (22,156,423)
Stockholders' equity          972,449        656,074       4,839,170       7,653,669      13,332,499      3,271,039         734,126

                       SELECTED CONSOLIDATED HISTORICAL
                     FINANCIAL INFORMATION OF THE COMPANY


SELECTED CONSOLIDATED FINANCIAL DATA


                                                     Years Ended July 31,                            Three Months Ended October 31,
                         --------------------------------------------------------------------------- ------------------------------
                             1997            1996            1995            1994            1993           1997           1996
                             ----            ----            ----            ----            ----           ----           ----
STATEMENT OF
OPERATIONS DATA:
Sales                    $  3,626,092   $  1,305,499    $  2,565,544    $  4,315,060    $  6,823,721   $  1,249,830    $  1,561,874
Cost of sales               2,477,302      1,146,717       1,757,793       2,850,422       3,607,182        833,544       1,107,393
Operating expenses:
  Administrative            1,998,245      3,473,581       3,656,532       3,730,194       2,927,558        647,420         340,913
  Research and
   development                 10,384         23,473       2,405,438       3,529,906         549,660             --              --
Net income (loss)             316,375     (4,478,096)     (6,053,175)     (5,840,945)         24,961       (201,409)         78,052
Net income (loss)
  per share                       .03           (.49)           (.69)           (.76)             --           (.01)            .01
Extraordinary item                 --            .04              --              --              --             --              --
Shares used in
 computing per
  share amounts            10,526,295     10,012,390       8,761,117       7,726,018       7,756,556     22,137,394      10,012,390


                                                        As of July 31,
                         ---------------------------------------------------------------------------
                             1997            1996            1995            1994            1993
                             ----            ----            ----            ----            ----
BALANCE SHEET DATA:
  Working capital
   (deficiency)          $    758,111   $  1,084,487    $   (907,020)   $  2,649,245    $  8,570,445      2,466,798       1,378,587
Total Assets                5,267,780      4,016,538       9,655,907      10,982,246      14,733,746      5,935,075       4,326,966
Long-term debt                    744          5,060          14,001       1,291,320          50,433            744           4,752
Accumulated deficit       (21,918,100)   (22,234,475)    (17,756,379)    (11,703,107)     (5,862,162)   (22,119,508)    (22,156,423)
Stockholders' equity          972,449        656,074       4,839,170       7,653,669      13,332,499      3,271,039         734,126

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion contains certain forward-looking statements. Actual results could differ materially. See "Risk Factors."

OVERVIEW

       The Company manufactures and sells machines for producing tufted carpets and rugs in patterns, colors and textures. The Company's market line, sold both domestically and in international markets, generally includes two basic products based upon size. The Company derives its revenue from three principal sources: machine sales; replacement parts; and maintenance and service fees. Principal recurring expenses include administrative expenses and research and development costs.

RESULTS OF OPERATIONS

Years Ended July 31, 1997 and July 31, 1996

       Revenues for the year ended July 31, 1997 ("Fiscal 1997") were $3,626,092 as compared to revenues of $1,305,499 for the year ended July 31, 1996 ("Fiscal 1996"). The increase in revenues is primarily due to the increase in the number of machines sold for the year. Management believes the increase in machines sold is a result of an increased interest in the patterned carpet industry, improved operating efficiencies and continuing enhancements in machine technology.

       Cost of sales for July 31, 1997 were $2,477,302 as compared to $1,146,717 for July 31, 1996. The increase in cost of sales is due to increased machine revenues. The cost of sales as a percentage of sales decreased to approximately 68% in Fiscal 1997 from 88% in Fiscal 1996. This decrease is the direct result of the increase in the number of machines sold.

       Operating expenses consist of administrative expenses and research and development expenses. Administrative expenses decreased from $3,473,581 in Fiscal 1996 to $1,998,245 in Fiscal 1997, a decrease of approximately 42%. This decrease reflects the allowances related to obsolete inventory and bad debt expense recognized in Fiscal 1996. The remainder of the decrease relates to a reduction of legal and other professional fees totaling $499,000. Management anticipates operating expenses to increase in the future as they expand the international marketing plan. Furthermore, the Company expects to spend more on research and development to provide customers with the most current technologies available.

       Legal, accounting, and other professional fees in connection with reorganization proceedings totaled $793,631. Interest expense decreased to $30,269 in Fiscal 1997 from $314,611 in Fiscal 1996. The decrease was a result of being able to operate under court protection which allowed no interest to accrue on prior debt.

Years Ended July 31, 1996 and July 31, 1995

       Revenues for the year ended July 31, 1996 ("Fiscal 1996") were $1,305,499 as compared to revenues of $2,565,544 for the year ended July 31, 1995
("Fiscal 1995") resulting from the sale of one CYP machines in Fiscal 1996 as compared to two CYP machines in Fiscal 1995. The decrease was primarily due to the fact that potential customers delayed placing orders due to the perception that the Company did not have sufficient cash to support operations and technical support of the CYP machines. Cost of sales decreased to $1,146,717 in Fiscal 1996 from $1,757,793 in Fiscal 1995 as a result of the decrease in the number of machines sold. Cost of sales as a percentage of sales increased to approximately 88% in Fiscal 1996 from 68% in Fiscal 1995. This increase is the result of CYP machines being sold at a lower margin in order to generate cash.

       Operating expenses consist of administrative expenses and research and development expenses. Administrative expenses decreased to $3,473,581 in Fiscal 1996 from $3,656,532 in Fiscal 1995, a decrease of approximately 5%.

       Material changes in administrative expense include a decrease in salary expense of $447,798 due to a reduction in the work force. Consulting expense decreased $307,371 due to a contract cancellation by the Company. Other professional fees increased $333,077 due to expense of Chapter 11 filing. Also included in the administrative expenses is a $500,000 allowance for noncollectible long-term receivable related to machine sales. Also included in the administrative expenses of Fiscal 1996 and 1995 is a $547,441 and $474, 215 allowance for obsolete raw materials inventory which resulted primarily from enhancements to the existing CYP machine technology as well as the discontinuation of the new model CYP machine. The Company has implemented several cost control measures designed to maintain administrative expenses at an acceptable level. The cost control measures include a reduction in the work force and cross training of employees. Expenses such as telephone expense, health insurance and building maintenance will be reduced due to overall down-sizing and changing to a scaled down version of the former contracts.

       Research and development expenses decreased to $23,473 in Fiscal 1996 from $2,405,438 in Fiscal 1995, a 99% decrease. This decrease reflects the Company's substantially decreased development activities relating to the new model of the CYP machine, the enhancement of the existing CYP machine and the discontinuation of the dye processes.

       Interest expense increased to $314,611 in Fiscal 1996 from $248,594 in Fiscal 1995, a 27% increase. This increase is the result of the Company securing additional short-term financing during Fiscal 1996 which totaled approximately $1,351,000. Interest income decreased to $26,292 in Fiscal 1996 from $42,529 in Fiscal 1995.

       Loss on disposal of assets increased to $1,022,505 in Fiscal 1996 from $592,891 in Fiscal 1995, a 72% increase. This increase is the result of sale of the main production facility building and another facility at a different location.

       The results of the forgiveness of debt by two creditors, one for accounting services and the other for research and development consulting, totaling $420,150 equals the reported extraordinary item. Reorganization items totaling $249,150 are entirely comprised of attorneys' fees paid to two law firms.

LIQUIDITY AND CAPITAL RESOURCES

       As of July 31, 1997, the Company had working capital of $758,111, a $326,376 decrease from July 31, 1996. This decrease is primarily a result of the Company's reduction in inventory. As of July 31, 1997, the Company had total cash of $27,946, up from $17,149 at July 31, 1996. Cash provided by operations was $446,248 in 1997 compared to cash used in operations of $1,001,970 and $3,608,283 in 1996 and 1995, respectively. Investing activities used $26,756 in cash during 1997, compared to cash provided of $2,173,085 in 1996, and cash consumed of $564,755 in 1995. The proceeds from the sale-leaseback of the Company's main facility provided $1,900,000 of investing proceeds in 1996. The Company used $408,695 for financing activities in 1997 compared to $1,253,392 in 1996. Cash provided by financing in 1995 was $3,559,751. Financing activities for 1997 included $1,008,665 of principal payments on debt and $599,970 proceeds from issuance of debt. Financing activities for 1996 included $2,372,678 of principal payments on debt subject to settlement under a plan of reorganization; and $1,210,495 proceeds from issuance of debt.

       At July 31, 1997, the Company had $22.8 million of net operating losses available to offset future taxable income for federal and state income tax purposes. The loss carryforwards expire in various years through 2010. Realization of deferred tax assets associated with the net operating loss carryforwards and reversals of the temporary differences is dependent upon generating sufficient taxable income prior to expiration of the NOL carryforwards. Even though the Company has incurred tax losses for seven of the past nine fiscal years, management believes that it is more likely than not it will generate taxable income sufficient to realize a portion of the tax benefit associated with future deductible temporary differences and NOL carryforwards prior to their expiration. This belief is based upon, among other factors, changes in operations that have occurred during the last two years. Specifically, cost savings by bringing research and development in house and by better usage of just-in-time inventory control. The Company has assessed the trends regarding patterned carpet and with consideration of its current marketing strategies, anticipates a continued improvement in operating results. Management believes that a valuation allowance is appropriate given the current estimates of future taxable income. If the Company is unable to generate sufficient taxable income in the future through operating results, an increase in the valuation allowance will be required through a charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

       On June 21, 1996, the Company filed a voluntary petition for protection under Chapter 11 of the Federal bankruptcy code. The Company was allowed to continue to operate under the supervision of the bankruptcy court and was given a limited amount of time free from creditors' collection efforts in order to restructure its finances. The Company's Amended Plan was filed on March 14, 1997 in the U.S. Bankruptcy Court Northern District, Atlanta Division. On March 28, 1997, the Company filed the Debtors Amended and Restated Disclosure Statement.

       As a subsequent event, the Company's Amended Plan provided that the Company would do a private placement for $2,500,000. As of August 6, 1997, the private placement was completed. As a result, the bankruptcy court confirmed the Amended Plan on August 18, 1997, the Amended Plan became effective as of August 29, 1997.

Quarters Ended October 31, 1997 and October 31, 1996

       Revenues for the three months ended October 31, 1997 ("Quarter 1997") were $1,249,830 as compared to revenues of $1,561,874 for the three months ended October 31, 1996 ("Quarter 1996"). The decrease in revenues is due to the cyclical nature of the business.

       Cost of sales for the three months ended October 31, 1997 were $833,544 as compared to $1,107,393 for October 31, 1996. Cost of sales as a percentage of sales decreased to 66.7% for Quarter 1997 from 70.9% for Quarter 1996. The decrease in cost of sales is a result of the Company's continuing efforts to reduce and contain costs in the manufacture of CYP machines.

       Operating expenses consist of administrative expenses and research and development expenses. Administrative expenses increased from $340,913 in Quarter 1996 to $647,420 in Quarter 1997, an 89.9% increase. This increase reflects the Company expanding its sales and marketing efforts, as well as an increase in research and development expenses for the CYP machine.

       Interest expense decreased to $0 in Quarter 1997 from $35,518 in Quarter 1996. Interest income increased to $29,725 for the Quarter 1997 from $2 for the Quarter 1996 as the Company invested the proceeds of the 1997 Private Placement.

LIQUIDITY AND CAPITAL RESOURCES

       As of October 31, 1997, the Company had working capital of $2,466,798, an increase of $1,708,687. This increase is primarily a result of the $2,500,000 proceeds the Company received from the 1997 Private Placement. As of October 31, 1997, the Company had total cash of $543,858, up from $27,946 at July 31, 1997 and $537,589 at October 31, 1996. Cash used in operations was $1,962,920 in Quarter 1997, compared to cash provided by operation of $423,490 in Quarter 1996. The Company reduced its liabilities subject to the Amended Plan by $605,516, in addition to administrative claims of $279,299. Cash used in investing activities during Quarter 1997 was $21,168, compared to $2,033 in Quarter 1996. Cash provided by financing in Quarter 1997 was $2,500,000, compared to $98,983 in Quarter 1996. Financing activities cash for Quarter 1997 came from the 1997 Private Placement.

RECENTLY ISSUED ACCOUNTING STANDARDS

       The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets", at July 31, 1997. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this accounting standard had no effect on the Company's financial statements.

       At July 31, 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock, and stock appreciation rights. This Statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The adoption of this accounting standard had no effect on the Company's financial statements.

       In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings Per Share", which establishes standards for computing and presenting earnings per share. This Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15. The adoption of this Statement is required in fiscal year ending July 31, 1998. The Company anticipates that the impact of adoption will be immaterial.

       In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of this Statement is required in fiscal year ending July 31, 1998. The Company anticipates that the impact of adoption will be immaterial.

IMPACT OF INFLATION

       Management does not believe that inflation has a material impact on the Company's results of operations. Management believes that it is able to reflect inflationary cost increases in its prices to customers.

                                    BUSINESS

GENERAL

       The Company was organized for the purpose of developing or acquiring proprietary technologies in the textile industry and commercializing such technologies on a global basis. The Company was incorporated under the laws of the State of Georgia on February 7, 1986, under the name of Textile Corporation of America. On July 19, 1986, the Company exchanged shares of common stock for all of the outstanding stock of Fabrication Center, Inc. ("FCI") in a transaction accounted for as a pooling of interests. On July 17, 1991, the name was changed from Textile Corporation of America to Tapistron International, Inc. On June 2, 1992, the Company amended its Articles of Incorporation (the "Restated and Amended Articles"). All references to the Company include Fabrication Center, Inc., its wholly owned subsidiary.

       The Company's initial technology has been the development of a Computerized Yarn Placement ("CYP") machine, for producing tufted carpets and rugs in highly versatile patterns, colors and textures. The Company believes that the potential market for its technologically advanced tufting machine lies with manufacturers that wish to meet the growing demand for patterned products witnessed in the commercial and residential floor covering markets. Virtually all existing tufting machines, which produce piled products by inserting tufts of yarn into a primary backing, are limited in their ability to produce a broad range of patterned, multi-colored and multi-textured products. Most existing weaving looms, which create the primary backing in the weaving process, require an extremely time-consuming and labor intensive process to effect pattern and color changes. The Company's CYP machine requires only minutes to change pattern, color, texture and density combinations. Because of its compatibility with commercially available pattern entry systems, such as those used by many major textile manufacturers, virtually any hand-drawn, painted, photographed or scanned image can be reproduced on the finished tufted product. The CYP machine is not in the same market as, and will not compete with, low end solid color plain cut pile carpet producing equipment, but is designed to provide an alternative to current methods of producing patterned products.

       The Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the Code on June 21, 1996 under the jurisdiction of the Court for the Northern District of Georgia. The Company's Amended Plan was confirmed by the Court on August 18, 1997. Under the terms of the Amended Plan, Classes 1 through 5 and 8 received payment in full. Class 6 had its Claim satisfied by issuance of Debtor's common stock. Class 7, unsecured creditors, were paid in full, unless they voluntarily agreed to accept a lesser sum, through a combination of stock and cash in satisfaction of their Allowed Claims or to the extent that they receive payment as a Convenience Claim on the Distribution Date. The Debtor's shareholders retained their interests subject to dilution for the Debtor's common stock to be issued pursuant to the Plan. Debtor's option holders had their options cancelled. As part of the Company's negotiations with its creditors under the Amended Plan, the Company sold 16,666,666 shares of its $.0004 par value common stock for $0.15 per share and issued 7,592,650 shares of its common stock, in the aggregate, to certain creditors. All claim objections filed by the debtors have been resolved. Therefore, the Amended Plan has been substantially consummated.

INDUSTRY

       The textile industry is one of the major industrial classifications in the United States economy. Total annual dollars spent in 1995, based on D.O.C. office of Textiles and Apparel, was over $86 billion. Many of the individual segments within the textile industry are themselves considered separate industries. The existing technologies of the Company focus on the carpet industry.



Carpet Industry



       The domestic carpet industry as we know it today, is a major subset of the textile industry and dates back to the development of the tufting machine in the 1950's. While there are a variety of techniques for the production of carpet and other fabric floor coverings, the dominant means of production today is machine tufting. Tufting is a process whereby tufts of yarn are inserted into a sheet of fabric called a primary backing. The tufts, which are closely spaced to form the pile, are inserted into the backing by vertical, reciprocating needles similar to those of a conventional sewing machine. Modern tufting machines consist of one or more rows or "bars" of hundreds of threaded needles across the width of the machine which insert the tufts as the primary backing is fed through the machine beneath the needle-bars. The yarn is fed to the needles from cones of yarn arranged in racks known as a creel. The advantage of machine tufting is that it produces relatively low-cost, durable carpet in large production runs when compared with hand tufted and hand and machine woven products. However, because of mechanical and other limitations associated with existing tufting technology machinery, tufting offers limited versatility in pattern style.



       During recent years, carpet manufacturers in the United States have experienced a substantial increase in demand for patterned carpets, particularly in the commercial carpet market. During 1988, 23% of the carpet styles being produced in the United States for the commercial market (comprised of broadloom and modular products) incorporated some sort of pattern. Currently this figure has risen to approximately 36%. The residential carpet market has also witnessed an increased demand for patterned styles. Furthermore, industry statistics reveal that the demand for patterned carpets and rugs are significant in Europe, the Pacific Rim and other countries throughout the world.



       There are currently three principal methods of manufacturing patterned, machine-made, pile-faced floor coverings. The first method is the traditional weaving process utilizing either of two basic types of looms: the Axminster, which traces its origins back to the 1800s, or the Wilton, the dominant weaving machine used in the United Kingdom and Europe which was first introduced in the early 1800s. A second method involves printing or dyeing finished carpeting using either a jet spray technique or flat bed screening. The third method involves modifications to conventional tufting machinery to produce carpets with high/low pile and/or geometric patterns. These include (i) single or double shifting needle bars, which are mechanically controlled devices for producing geometrics and small pattern repeats, (ii) scroll patterning attachments which create pattern through high/low pile configurations by varying the speed at which yarn is fed into each needle and (iii) individual controlled needles
(ICN), a method of creating pattern by "over-tufting" - implanting extra yarn into a plain, previously tufted carpet. An enhanced version of the ICN technology, the Colortec, is probably the CYP machine's closest competitor. The range of patterns capable of being produced by such modifications to conventional tufting machines is restricted, however, because of mechanical limitations associated with these technologies. Although the CYP machine is not in the same market as, and will not compete with, solid color carpet producing equipment, the Company believes its CYP machine offers numerous advantages over existing methods of producing patterned, machine-made, pile-faced floor coverings in terms of time and cost efficiencies, versatility of pattern, color and texture and ease of changing design parameters without the disadvantages associated with conventional methods. Such disadvantages include the limited pattern flexibility of existing tufting machines and the limited textures or density characteristics associated with weaving looms, and the large creel loads of yarn required to make a given pattern.



PRODUCT OVERVIEW



The CYP Machine



       The CYP machine is a patented process designed for the manufacture of patterned tufted floor coverings with greater flexibility than conventional tufting machines currently on the market. The CYP machine incorporates an innovative technology for computerized yarn placement, whereby up to six colors and/or types of yarn per needle are electro-mechanically selected, placed into position within the machine's unique needle configuration and then injected into a primary backing as directed by a computer utilizing the Company's proprietary software. While the CYP machine needle-bar is stationary from side to side, the primary backing can be shifted laterally as it is fed through the machine, enabling the machine to produce products with more tufts per square inch (resulting in greater density) than any other mechanical method currently available.



       The Company believes its CYP machine technology will enable carpet manufacturers to meet the growing demand for patterned floor coverings by offering them a means of producing high quality tufted carpeting in patterns. The Company's proprietary technology provides designers and stylists with almost complete versatility in styling and construction of tufted fabrics. The CYP machine, used in conjunction with commercially available pattern entry systems, enables the user to reproduce almost any scanned image or hand-drawn or painted pattern and allows the creation of fabrics incorporating yarns with different textures, luster levels and wear (i.e. gauge and pile) characteristics. In effect, the designer or stylist has control of both aesthetics and quality in the creation of the product, particularly in the critical areas of pattern, color and texture.



       A primary advantage of the CYP machine over conventional machine tufting and weaving methods is the minimal amount of time required to change pattern, color, texture and construction combinations. Whereas several hours to several days are required to set up conventional machines to create certain construction combinations, affecting a construction change with a CYP machine requires only the touching of a computer screen - approximately a thirty second operation. The touch screen system controls all of the machine's parameters with the exception of pile height, which is adjusted manually. Set-up of a CYP machine can be accomplished in less time than it takes competitive machines to set up. This characteristic of the CYP machine allows manufacturers to economically undertake short production runs in order to meet customer needs and specifications. It also offers a means of supplying salespeople with a wide variety of sample products to meet the particular interests of potential customers within a matter of days.

       Patterns in the CYP machine products can be created by using a variety of yarn systems, including pre-dyed/solution-dyed BCF (bulked continuous filament) or spun yarn, rather than injecting color onto an already tufted piece of carpet.



       The CYP machine also offers greater textural capabilities than other existing carpet manufacturing methods. On a CYP machine, different types of yarn can be placed in a variety of patterns according to the designer's preference. The resulting carpet contains a textural design which is not easily obtainable by other methods.



       The CYP machine is compatible with a commercially available computerized pattern entry system. A typical pattern entry system enables a designer to create designs or patterns efficiently on a computer screen and quickly modify or rearrange colors or other aspects of the design or pattern. Such pattern entry systems are widely used in the carpet industry.



MANUFACTURING



CYP Machines



       The Company's facilities are located in Ringgold, Georgia. The Company manufactures two sizes of the CYP machine at its manufacturing facility completed in July 1993. The manufacturing facility is capable of supporting manufacturing requirements for the foreseeable future.



SUPPLIERS



       The Company purchases the frames for its existing CYP machine from local tool and die manufacturers which fabricate the frames in accordance with Company specifications. The Company purchases the motors and other various mechanical components of the existing CYP machine as custom-made or stock components from unaffiliated outside suppliers. The Company believes that alternative sources or substitutes of most of the components for both CYP machines can be developed, if necessary. To date, the Company has not experienced any delays in delivery of components. The Company does not expect to maintain large inventories and will generally order required components as it receives customer orders. Accordingly, any delay or difficulties in developing such alternatives or substitutes could result in shipment delays, which would adversely affect the Company's operations.



SALES, MARKETING AND SERVICING



The CYP Machine



       The Company intends to market its CYP machines initially to textile industry concerns engaged in the manufacture of commercial carpeting and residential floor coverings. Customers may choose to purchase an entire CYP machine system from the Company or only certain components thereof, obtaining the remaining components (such as the creel, the compressor, or the pattern entry system) from alternate suppliers. The purchase price of the CYP machine systems varies based on the configuration chosen.



       The Company's ability to market CYP machines successfully will depend upon the willingness of potential customers to incur substantial cost and expend the time and effort involved in the development of these products, particularly because many of such customers may be reluctant to replace or significantly modify their existing manufacturing methods. The Company offers a limited warranty on the CYP machine system and provides training, maintenance and support to customers following the installation of the CYP machine system.



       To date, the Company's marketing efforts have been focused primarily overseas. However, the Company is currently expanding its efforts in the domestic market, increasingly providing a greater concentration of resources on the United States. Marketing efforts in the United States are conducted by the Company's internal marketing personnel. In the international arena, the Company's marketing personnel are assisted by independent agents throughout the world who represent Tapistron in their respective countries.



DEVELOPMENT AND ACQUISITIONS



       Research and development activities are being conducted by the Company's in-house engineering staff to provide continual enhancements to the CYP technology. It is anticipated that these in-house efforts will result in major improvements during the next few years. Although well underway, it is premature to discuss the objectives or completion dates.



COMPETITION



The CYP Machine



       The Company competes with entities engaged in the design, development and marketing of equipment for the three existing methods of manufacturing machine-made, patterned fiber floor coverings. In the area of traditional weaving, the Company's product competes with Axminster and Wilton type looms, the dominant manufacturers of which are Crabtree Ltd. of the United Kingdom and Michel Van De Wiele of Belgium, respectively. In addition, there are other smaller national and regional firms which manufacture weaving looms. CYP machines also face competition from jet spray dyeing techniques such as the Millitron process utilized by Milliken & Company and screen printing apparatuses. CYP machines also compete with technologies which enhance the traditional pattern tufting processes, such as shifting needle bars, scroll patterning attachments, individual controlled needles, and the Colortec machine, developed and marketed by the major U. S. tufting machine manufacturers, including Card-Monroe Corporation, Cobble Tufting Machine Company, Inc. and Tuftco Corporation. All entities with which the Company competes have substantially greater financial, manufacturing and other resources than the Company.

       The Company will compete on the basis of pattern, color, texture and density flexibility afforded by the CYP machine technology. The CYP machine offers manufacturers a means of economically producing high quality, machine tufted floor coverings in patterns and colors which to date have been unavailable or too costly to produce in tufted carpet. The Company believes that its CYP machines will compete favorably with existing manufacturing methods on the basis of cost efficiencies for labor, materials and space, rather than price. CYP machines offer the advantages of (i) smaller creel means reduced changeover and space requirements; (ii) simple set-up and manipulation of pattern, color, texture and construction at the machine; (iii) short production runs and customized strikeoffs can be done more economically than with other methods; and (iv) more flexibility for the designer. In addition, because of the minimal time required to change pattern, texture, density and color, the CYP machines allow for the production of short-run, custom orders to meet customer specifications.



Competition to Date



       In 1992, the Company faced the inherent difficulties of the introduction of a new product that was competing with traditional technology in an established industry. Not only did the machine need to be proven to the carpet industry, but the product from the machine had to be proven in the marketplace. Initial sales to established companies were promising; however, the year after its introduction onto the market, when sales should be building, a premature announcement was made of a revolutionary second generation CYP Machine with improved production speed - R&D which was eventually discontinued. This information dramatically decreased the interest of potential buyers in the current machine and created a substantial obstacle to sales initiatives. The result of fewer machine sales at such an early period in the machine's history meant a reduced chance for the machine to be proven as a production machine to carpet manufacturers, and less CYP product from the machine in the market to create an interest in the machine and a niche for itself.



       Although all of the earlier mentioned technologies compete with the CYP Machine in the general area of patterned carpet, all are limited by either pattern capability or by gauge. CYP product is unique. The closest competitor is another advanced patterned tufting machine, the Colortec machine, which has the advantages of being based on accepted technology already in the industry and being manufactured by an established tufting machine manufacturer. Even so, it also had a much slower start than anticipated. Against even this close competitor though, the CYP Machine with its variable gauge has an advantage. The overall flexibility of the CYP Machine makes it ideal for the creation of unique and distinction products which expand the options of the carpet manufacturer.



PATENTS AND PROPRIETARY RIGHTS



The CYP Machine



       The Company has seven United States patents and 10 foreign patents and anticipates filing additional patent applications, all generally covering the technology incorporated in the Company's CYP product. The Company believes its patents and proprietary rights have been and will continue to be important in enabling the Company to compete with respect to the CYP technology. Failure to obtain patents in certain foreign countries may materially adversely affect the Company's ability to compete effectively in certain international markets. The Company also relies on trade secrets that it seeks to protect, in part, through confidentiality agreements with employees and other parties.



FINANCIAL INFORMATION REGARDING FOREIGN AND DOMESTIC OPERATIONS AND EXPORT
SALES



       During its last three fiscal years, the Company has generated substantial revenue from foreign sales. Revenue from foreign sales to unaffiliated customers totalled $2,584,903 in Fiscal 1997, compared to $105,177 in Fiscal 1996 and $905,616 in Fiscal 1995. The Company has no identifiable assets specifically attributable to foreign sales during the periods presented. The Company intends to expand its marketing efforts to generate additional export sales in future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."



EMPLOYEES



       As of October 31, 1997, the Company had 27 full-time employees and 1 part-time employee. The Company considers its relations with its employees to be satisfactory.



INSURANCE



       The Company carries comprehensive liability, fire, storm, earthquake and business interruption insurance, with policy specifications, insured limits and deductibles customarily carried for similar companies which the Company believes are adequate.



DESCRIPTION OF PROPERTIES



       The Company maintains its headquarters in Ringgold, Georgia, where it leases an aggregate of approximately 50,000 square feet under a lease expiring in May 2001. The lease presently requires monthly rental payments of $26,250.00 through May 1998, $27,562.50 through May 1999, $28,940.63 through May 2000, and
$30,387.66 through the lease termination date. General and administrative, manufacturing, marketing, product development and customer support and service operations are located in this space. The Company believes its facilities are in good condition and adequate for present needs.



LEGAL PROCEEDINGS



       The Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the Code on June 21, 1996 and operated its business as a debtor-in-possession under the jurisdiction of the Court. On August 18, 1997 the Court confirmed the Amended Plan. As part of the Company's negotiations, the Company sold 16,666,666 shares of its $.0004 par value common stock for $0.15 per share which shares are being sold hereunder. The Company also issued 7,592,650 shares of its common stock, in the aggregate, to certain creditors as part of the Amended Plan.

       With the exception of the foregoing, the Company is not currently subject to litigation and claims respecting employment, tort, contract, construction and commissions, disputes, among others. In the judgment of management, claims against the Company are likely to have a material adverse effect on the Company or its business.



                                   MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS



       The following table sets forth certain information, as of the date of this Prospectus, concerning each person who is a director or executive officer of the Company.



Name                           Age       Position with the Company
----                           ---       -------------------------

Kim Amos                       40        Vice President of International
                                         Sales/Services and Director

Gary L. Coulter                51        Corporate Secretary and Director

Floyd S. Koegler, Jr.          54        Vice President and Chief Financial
                                         Officer

J. Darwin Poe                  52        President, Chief Executive Officer
                                         and Vice Chairman of the Board of
                                         Directors

Reg Burnett                    63        Chairman of the Board of Directors

Rodney C. Hardeman, Jr.        51        Director



       KIM AMOS has been a Director since February 1996. Since July 1990 Mr. Amos has been employed by the Company, serving in various capacities within engineering and operations. He is currently Vice President of International Sales and Services. Mr. Amos was employed by SWI - Cobble Division, a leading manufacturer of tufting machinery and peripheral tufting equipment.



       GARY L. COULTER, has been a Director since April 1996. He presently serves as Corporate Secretary. He is also Chairman of the Board and CEO of Spintek Gaming Technologies, Inc., a publicly-held reporting company, and a partner of Coulter & Davenport, a law firm. Mr. Coulter's experience includes:
President, COO and Director of Private Biological Corporation, a developer of biological products and treatments for cancer, from 1994 to 1996; CEO of Omega International, Inc., developer of natural products for the treatment of AIDS, from 1992 to 1994; and President, COO and Director of Woodruff Investment Co., a developer, manager and financier of real estate investments, from 1986 to 1996. Mr. Coulter received his undergraduate degree from Emory University, his J.D. degree from the University of Georgia School of Law, and his L.L.M. in Taxation from New York University School of Law.

       FLOYD S. KOEGLER, JR. has served as a Vice President and CFO of Tapistron since September 1996. He is a certified public accountant with an MBA from Brenau University in Gainesville, Georgia. He has an extensive background in corporate finance, which includes auditing and financial information analysis for Aladdin Mills from 1994 until joining Tapistron. From 1990 to 1994, Mr. Koegler held controller positions at a Crown America/Texture-Tex, Inc. and Citizens Federal Savings and Loan. In addition, he served as CFO of the fiber spinning operations of Integrated Products, Inc. In Rome, Georgia and he was a cost analyst for dyes and chemicals for American Emulsions and Coronet Industries.



       J. DARWIN POE came to Tapistron in July 1995 and became President of the Company in February 1996. Mr. Poe, has served on Tapistron's Board of Directors since July 1995, has spent his entire professional career in the U.S. textile industry. From 1993 to 1995, he served as Technical Director of Prince Street Technologies, and from 1985 to 1993, he was an Account Executive at Amoco Fabrics and Fibers Company. Mr. Poe also served as COO of Desoto Falls, Inc. Of Dalton, Georgia, and has held various management positions with other industry leaders such as the Bibb Company and West Point Pepperell. Mr. Poe is a graduate of Auburn University with a degree in Textile Engineering and an MBA from Brenau University in Gainesville, Georgia.



       REG BURNETT has served as a Director since January 1998. He is the founder RBI International Carpet Consultants which was originated in 1967, and continues to operate as the President and Senior Consultant. Mr. Burnett was educated at Bradford Textile College, now a division of Leeds University. He is recognized throughout the world as one of the most knowledgeable individuals in the carpet industry. Mr. Burnett has lectured on all aspects of carpet fibers, carpet yarn spinning, and the carpet industry in general at North Carolina State University; Auburn University; Kidder Minster College, England; Intercarpet in Austria; TIFCON in Blackpool, England; The Japanese Carpet Institute; The Australian Carpet Institute; in China and at many other carpet conventions and technical conferences throughout the world.



       RODNEY C. HARDEMAN, JR. has served as a Director since January 1998. From 1982 to present, Mr. Hardeman has been the President of Roga International - Division of EX-IM Marketing International, Inc. He received his degree in Business from Shorter College, Rome, Georgia. Since 1991, he has served as a member the Board for Shorter College and is also a board member for Admiral Travel Inc., Atlanta, Georgia. Since 1994 Mr. Hardeman has served as a partner for the Chattanooga firm of Manner Technologies, L.L.C. and Vice President of Redux and Again, Inc., Rome, Georgia. Mr. Hardeman specializes in International Sales and Marketing.



COMMITTEES OF THE BOARD OF DIRECTORS



       The Board of Directors has established an audit committee (the "Audit Committee"), which consists of Messrs. Coulter and Hardeman. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Board of Directors has also established a compensation committee (the "Compensation Committee"), which consists of Messrs. Burnett, Coulter and Hardeman, to determine compensation for the Company's senior executive officers and determine awards under the Company's 1992 Stock Option Plan.



       The Board of Directors of the Company does not have a nominating committee.



COMPENSATION OF DIRECTORS



       The Company does not pay its directors any fee for attending meetings of the Board of Directors or any committee thereof (including telephonic meetings) for their service as directors. Directors are reimbursed for expenses of attending each meeting of the Board of Directors. Officers of the Company who are directors have not been paid any director fees but have been reimbursed for expenses of attending meetings of the Board of Directors.
Directors may receive remuneration in the future.



DIRECTORS AND OFFICERS INSURANCE



       The Company has purchased a directors and officers liability insurance policy with coverage typical for a public company. The directors and officers liability insurance policy insures (i) the officers and directors of the Company from any claim arising out of an alleged wrongful act by such person while acting as officers and directors of the Company, (ii) the Company to the extent it has indemnified the officers and directors for such loss and (iii) the Company for losses incurred in connection with claims made against the Company for covered wrongful acts.



INDEMNIFICATION



       The Charter provides for the indemnification of the Company's officers and directors against certain liabilities to the fullest extent permitted under applicable law. The Charter also provides that the directors and officers of the Company be exculpated from monetary damages to the fullest extent permitted under applicable law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed it is the opinion of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

EXECUTIVE COMPENSATION



Cash Compensation



       The following table shows the aggregate cash compensation paid during the fiscal year ended July 31, 1997 to the Company's Chief Executive Officer. No other executive officers of the Company received cash compensation in excess of $100,000 in fiscal 1997. No stock options were granted or exercised by any employees in fiscal 1997.



                                             Summary Compensation Table
                                             --------------------------
                                                                                                Long Term
                                                 Annual Compensation                            Compensation       Potential
                                                 -------------------                            ------------
                                Fiscal                                Other Annual        Securities Underlying   Realizable

Name and Position                Year    Salary ($)    Bonus ($)    Compensation ($)         Options/SAR (#)        Value
-----------------               ------   ----------    ---------    ----------------         ----------------      -------


J. Darwin Poe,                   1997    $ 101,238       -0-              -0-                      - 0 -             N/A

President, Chief                 1996    $  58,077       -0-              -0-                      - 0 -             N/A (1)

Executive Officer                1995    $   1,923(2)    -0-              -0-                      - 0 -             N/A

and Vice Chairman

of the Board of Directors



---------------------


(1) Mr. Poe was granted options to acquire 150,000 shares of common stock during fiscal year 1996 but has agreed that the options will be cancelled pursuant to the Company's Amended Plan confirmed by the Court August 18, 1997 pursuant to Chapter 11 of the United States Bankruptcy Code.



(2)      Mr. Poe joined the Company in July 1995.



       The Board's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and enable the Company to attract and retain qualified executives. Target levels of overall executive compensation are intended to be consistent with those of others in the Company's industry, but are increasingly being weighted toward corporate performance in accordance with the Company's long-term strategic plan.

       The Company's executive officer compensation program is comprised of base salary, cash incentive bonus compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical plans generally available to all employees of the Company.



       Base Salary. Base salary levels for the Company's executive officers together with option grants and benefits are intended to be competitively set relative to companies of comparable size and stage of development within the high-technology industries in the Company's geographic area. In determining base salaries the Compensation committee also takes into account individual experience and performance as well as specific issues relating to the Company.



       Incentive Bonus Compensation. The Board of Directors may periodically award bonuses to executives in order to provide a direct financial incentive, in the form of a cash bonus, to executives to achieve individual and Company objectives. The amount of the bonus is determined based upon the Board's evaluation of each executive's performance and in accordance with employment agreements with certain executives. No cash bonuses were awarded during the year ended July 31, 1997.



       Stock Option Program. The 1992 Stock Option Plan is the Company's long-term incentive plan for executive officers, directors and other selected employees. The objective of the program is to retain and motivate executives to improve long-term stock performance. Stock options are generally granted at the prevailing market value and will only have value if the Company's stock increases. Generally, grants vest in equal amounts over three years for non-executives, with executives' grants generally vesting over a shorter period of time. No options were granted during the fiscal year ended July 31, 1997, and no options are currently outstanding under this plan.



       Directors' Compensation. Directors receive no cash compensation for serving on the Board. However, non-employee directors are eligible to participate in the Company's 1992 Stock Option Plan. No grants of options were made to any directors during fiscal year ended July 31, 1997.

Performance Graph



       The following graph compares the percentage change in the Company's cumulative total shareholder return with returns based on the Nasdaq Stock Market (U.S. companies) Index and a peer group index, consisting of companies reporting under the Standard Industrial Classification Code 355 (Special Industry Machinery, Except Metalworking Machinery).



                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

                              PERFORMANCE GRAPH FOR

                          TAPISTRON INTERNATIONAL, INC.



Prepared by the Center for Research in Security Prices

Produced on 11/4/97 including data to 07/31/97


CRSP Total Return Index for:                          07/31/92 07/30/93 07/29/94 07/31/95 07/31/96 07/31/97
---------------------------                           -------- -------- -------- -------- -------- --------
Tapistron International, Inc                             100.0    124.4     48.9     24.4      3.3      3.3
Nasdaq Stock Market (US Companies)                       100.0    121.6    125.1    175.7    191.4    282.5
NASDAQ Stocks (SIC 3550-3559 US Companies)               100.0    242.2    313.9    733.4    382.3   1041.8
Special Industry Machinery, Except Metalworking Machinery

Notes:



A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.



B. The Indexes are reweighted daily, using the market capitalization on the previous trading day.



C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.



D.     The index level for all series was set to $100.0 on 07/31/92.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



       During the three years ended July 31, 1996, the Company borrowed various amounts from a principal shareholder and former director of the Company and his family members, who are also shareholders. The shareholder was a director during the year ended July 31, 1996. As of July 31, 1997, the Company was indebted to this shareholder in the amount of $613,894.



       During the year ended July 31, 1996, the Company expensed $219,000 in consulting, legal, and administrative fees owed to a principal shareholder. The Company was also indebted to this shareholder's law firm for $174,000 for legal fees in association with the reorganization.



       During the year ended July 31, 1994, the Company contracted with an engineering consulting firm, whose Chief Executive Officer and President was also a director of the Company, to develop a new model of the CYP machine. During the years ended July 31, 1994, 1995, and 1996, the Company incurred approximately $2,733,000, $2,643,000 and $0, respectively, in fees to this firm.



       During the year ended July 31, 1996, consulting fees of $50,000 were paid to a capital company whose chairman is a former director of the Company. Also during the year ended July 31, 1996, $50,000 was borrowed from this capital company.



       During the year ended July 31, 1996, the Company borrowed approximately $16,000 from an officer of the Company. The amount was also paid back to the officer during the year.



       During the year ended July 31, 1996, 200,000 shares of the Company's common stock were issued to two former directors in consideration for services rendered to the Company.



       During the year ended July 31, 1997, there were no related party transactions.



       All transactions involving related parties must be approved by a majority of the disinterested members of the Company's Board of Directors. The Company has, and expects to have, transactions in the ordinary course of its business with directors and officers of the Company and their affiliates, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.

                             PRINCIPAL STOCKHOLDERS



       The following table sets forth certain information with respect to all persons, or group of persons known by the Company (i) to own beneficially more than five percent of the Common Stock of the Company, and (ii) as to the beneficial ownership thereof of the directors and executive officers of the Company, individually and as a group, all as at November 25, 1997:



                  Name and Address                              Shares                          Percentage

               of Beneficial Owner (a)                    Beneficially Owned                     Ownership
               -----------------------                    ------------------                     ---------



Tristram Colket, Jr. (b)..............................         3,333,333                           9.6%

J. Darwin Poe (c).....................................         1,681,439                           4.8%

Gary L. Coulter(d)....................................         1,577,887                           4.5%

Reg Burnett ..........................................         1,333,500                           3.8%

Kim Amos (e)..........................................            20,586                           0.1%

Floyd S. Koegler, Jr. ................................               -0-                           0.0%

Rodney C. Hardeman, Jr. ..............................               -0-                           0.0%

All Directors and Executive Officers

as a group (six persons)

(c)(d)(e)*............................................         4,613,412                           13.3%



--------------------------

(a) Addresses are shown only for the beneficial owners of at least five percent of the class of security shown. Except as otherwise noted, all of the shares and options reflected in this table are owned with sole investment and voting power.



(b) The address of the stockholder is 500 Chester Field Parkway, #170, Melvern, Pennsylvania 19508.



(c) Includes 500,000 shares held as trustee for the benefit of certain Company employees.



(d) Includes 500,000 shares held as trustee for the benefit of certain Company employees.



(e)      Mr. Amos directly owns 3,286 shares and his spouse owns 17,300 shares.


---------------------------

                            REGISTERING STOCKHOLDERS



       All shares indicated below have been registered pursuant to the Company's previously announced obligations under registration rights agreements entered into in connection with the sale of the shares. An aggregate of 16,666,666 shares of Common Stock may be offered by the Registering Stockholders from time-to-time. The following table sets forth, as of the date of this Prospectus, the name of each Registering Stockholder, and for each, the number of shares of Common Stock which may be offered for sale and, unless otherwise indicated, the number of shares to be owned beneficially after the Registered Offering (assumes all shares available for offer will be sold). Applicable percentage ownership is based on 18,118,945 shares of Common Stock outstanding immediately prior to the offering and 34,785,611 shares of Common Stock outstanding as of the date of this Prospectus.


                                             BENEFICIAL OWNERSHIP         NUMBER OF              BENEFICIAL OWNERSHIP

                                                    AFTER THE               SHARES                     PRIOR TO

                                              REGISTERED OFFERING         REGISTERED             REGISTERED OFFERING

---------------------------------------------------------------------------------------------------------------------
     SHAREHOLDER NAME                                Shares        %                           SHARES           %
---------------------------------------------------------------------------------------------------------------------

ABW Trading, NFC, Ltd.                               866,487      2.5        866,487              0              0

Asahi Trading Co., Ltd                             1,080,000      3.1      1,080,000              0              0

Robert C. Allphin, Jr                                 34,000        *         34,000              0              0

Mercer Barrows                                       100,000        *        100,000              0              0

Robert L. Bast                                       100,000        *        100,000              0              0

Bay Export Services                                  100,000        *        100,000              0              0

Scott L. Blackett                                    167,000        *        167,000              0              0

David E. Blake                                       148,600        *        143,000          5,600              *

Charles L. Bolling                                   100,000        *        100,000              0              0

G.D. Booth                                            95,000        *         95,000              0              0

John W. Boyd, MD                                      84,169        *         66,667         17,502              *

John Michael & Charlene Branch                           500        *            500              0              0

G.W. Brooks                                           10,000        *         10,000              0              0

Piet M. Brouwer                                      100,000        *        100,000              0              0

Leo M. Brown                                          66,667        *         66,667              0              0

Reg Burnett (a)                                    1,333,500      3.8      1,333,500              0              0

Hugh R. Caldwell, Jr                                  14,468        *         10,000          4,468              *

Izabelle Carlson                                      50,000        *         50,000              0              0

Zoe Carlson                                           50,000        *         50,000              0              0

Houston H. Carr                                        3,000        *          3,000              0              0

Leon H. Chandler, Jr                                 167,000        *        167,000              0              0

Tristram Colket, Jr                                3,333,333      9.6      3,333,333              0              0

Malcolm C. Davenport, Jr                             170,200        *        100,000         70,200              *

Malcolm C. Davenport, V                              348,217      1.0        166,667        181,550              *

Arthur DeMoss Foundation, Inc.                     1,666,667      4.8      1,666,667              0              0

T.G. DeMoss                                           12,000        *         12,000              0              0

Foreman H. Dowling                                    20,000        *         20,000              0              0

Gene C. Duff                                           7,000        *          7,000              0              0

Fallen Angels Fund, L.P.                             666,667      1.9        666,667              0              0

Thomas F. & Martha B. Forkner
Revocable Trust                                      333,333        *        333,333              0              0

Fred T. Franzia                                      200,000        *        200,000              0              0

                                             BENEFICIAL OWNERSHIP         NUMBER OF           BENEFICIAL OWNERSHIP

                                                    AFTER THE               SHARES                  PRIOR TO

                                              REGISTERED OFFERING         REGISTERED          REGISTERED OFFERING

---------------------------------------------------------------------------------------------------------------------
     SHAREHOLDER NAME                                SHARES       %                            SHARES           %
---------------------------------------------------------------------------------------------------------------------
Maxwell Freeman                                      200,000      *          200,000              0              0

Larry & Tina Frey                                     40,000      *           40,000              0              0

Norbert Friedman                                      33,333      *           33,333              0              0

A. Downing Gray & Co. Pension Trust                  100,000      *          100,000              0              0

William F. Harrity                                   200,000      *          200,000              0              0

William F. Harrity, IRA                              200,000      *          200,000              0              0

Virginia W. Harrity                                   30,000      *           30,000              0              0

Richard L. Haydon                                    167,000      *          167,000              0              0

Robert & Tamara Jo Huggins JTWROS                     20,000      *           20,000              0              0

George S. Hundt                                      100,000      *          100,000              0              0

Robert H. Jaffe                                      140,000      *          100,000         40,000              *

Edward A. Jarvis                                         400      *              400              0              0

Horace C. Jones                                      100,000      *          100,000              0              0

Judy Karabin                                           1,500      *            1,500              0              0

Kenmar Investment Partners, G.P                      166,666      *          166,666              0              0

Jean Kline                                            74,500      *           74,500              0              0

Robert Klinger                                       100,000      *          100,000              0              0

Glodine Klinger                                       50,000      *           50,000              0              0

Thierry Kobes                                         50,000      *           50,000              0              0

Robert A. & Susan LaCroce, JTWROS                    200,000      *          200,000              0              0

Daniel J. Leonard                                    100,000      *          100,000              0              0

Peter S. Manown                                       60,000      *           60,000              0              0

Gerard K. Mazza                                       11,000      *           11,000              0              0

Dwayne McClendon                                     500,000    1.4          500,000              0              0

Charles H. McCain                                     30,000      *           30,000              0              0

McGowan Properties, Inc. PS Plan                      40,334      *           33,333          7,001              *

Mercer Investments                                   333,333      *          333,333              0              0

Gerald Morrison                                      150,667      *          150,667              0              0

Adrian C. Mosley                                      39,173      *           39,173              0              0

Joel V. O'Neal, Jr                                    66,000      *           66,000              0              0

Claude A. Parker, II                                  10,000      *           10,000              0              0

The Patriot Group                                    300,000      *          300,000              0              0

Darwin Poe (a) (c)                                 1,681,439    4.8          181,439              0              0

Grace L. Poe (b)                                     173,333      *          173,333              0              0

Arlice E. Rains                                      100,000      *          100,000              0              0

RJR Development, Inc. Pension Plans                  100,000      *          100,000              0              0

F.S.  & Elaine Robinson                              160,000      *          160,000              0              0

Mark R. & Fenis S. Robinson                           23,000      *           23,000              0              0

Eric Rubenstein IRA                                   66,667      *           66,667              0              0

Marvin Schaffer                                      133,333      *          133,333              0              0

Patrick Schmit                                        30,000      *           30,000              0              0

Bruce A. Shear                                        40,000      *           40,000              0              0

Charles G. Smith                                     200,000      *          200,000              0              0

                                             BENEFICIAL OWNERSHIP         NUMBER OF              BENEFICIAL OWNERSHIP

                                                    AFTER THE               SHARES                     PRIOR TO

                                              REGISTERED OFFERING         REGISTERED             REGISTERED OFFERING

---------------------------------------------------------------------------------------------------------------------
     SHAREHOLDER NAME                                Shares        %                           SHARES           %
---------------------------------------------------------------------------------------------------------------------
Freeman Smith                                         20,000      *           20,000              0              0

Lawrence A. Smith                                     66,667      *           66,667              0              0

E. Newbold Smith                                     100,000      *          100,000              0              0

Todd R. Smith                                         66,666      *           66,666              0              0

Charles A. & Margrit L. Snyder JTWROS                100,000      *          100,000              0              0

Mary Anne Spencer                                     13,335      *           13,335              0              0

Springle Properties, Inc.                             10,000      *           10,000              0              0

L. Hudon & Ruby M. Tatum JTWROS                       16,500      *           16,500              0              0

David L. Thurman                                      25,840      *           25,000            840              *

Dr. Simon W. Trenchuck                                30,000      *           30,000              0              0

Stephen W. Turner IRA                                 10,000      *           10,000              0              0

Fred G. Welch                                          2,000      *            2,000              0              0

Millicent Witkin                                      33,333      *           33,333              0              0

David Wong                                           100,000      *          100,000              0              0

Stephen A. Young                                     150,000      *          150,000              0              0
                                                   ---------    ---        ---------         ------         ------



*     less than 1.00% of total

(a) Such person is a director or executive officer of the Company. See "Management - Directors and Executive Officers" and "Principal Stockholders".

(b) The mother of J. Darwin Poe, a director and executive officer of the Company, not residing in the same home.

(c) Includes 500,000 shares held as trustee for the benefit of certain Company employees.



                          DESCRIPTION OF CAPITAL STOCK



       The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, par value $0.0004 per share, 34,785,611 shares of which are outstanding as of the date of this Prospectus and (ii) 2,000,000 shares of Preferred Stock, par value $0.001 per share, none of which will be outstanding after the Registered Offering. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Charter and Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."



COMMON STOCK



       The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock establishing the designation, powers, preferences and relative, participating, option or other special rights and powers of such series of Preferred Stock, the holders of shares of Common Stock exclusively possess all voting power. The Articles do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock issued in the Offering will be fully paid and nonassessable and the holders thereof will not have preemptive rights.



PREFERRED STOCK



       Preferred Stock may be issued from time to time, in one or more classes, as authorized by the Board of Directors. Prior to issuance of shares of each class, the Board of Directors is required by the Georgia Business Corporation Code (the "GBCC") and the Company's Articles to fix for each such class, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Georgia law. The Board of Directors could authorize the issuance of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the Company's outstanding shares might believe to be in their best interests or in which holders of some, or a majority, of shares might receive a premium for their shares over the market price of such shares.



TRANSFER AGENT AND REGISTRAR



       The Company has appointed Continental Stock Transfer and Trust Company as its transfer agent and registrar.


                        CERTAIN PROVISIONS OF GEORGIA LAW

                     AND OF THE COMPANY'S CHARTER AND BYLAWS



       The following paragraphs summarize certain provisions of Georgia law and the Company's Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part, as described in "Additional Information," and to Georgia law.





CLASSIFICATION OF THE BOARD OF DIRECTORS



       The Company's Articles provides that the number of directors of the Company shall be established by the Bylaws but shall not be less than the minimum number required by the GBCC, which in the case of the Company is three. The Bylaws currently provide that the Board of Directors will consist of not fewer than 6 nor more than 9 members. Any vacancy on the Board of Directors will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire board of directors. The Articles provide for a staggered Board of Directors consisting of three classes as nearly equal in size as practicable. One class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1998, another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999 and another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.



       The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the elections of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of outstanding shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.



REMOVAL OF DIRECTORS



       The Charter provides that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, and by the vote required to elect a director, the stockholders may fill a vacancy on the Board of Directors resulting from removal. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, could preclude stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.



ANTI-TAKEOVER EFFECTS OF PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS



       The Company's Restated and Amended Articles and Bylaws provide for a six member Board of Directors to be elected to staggered one, two and three year terms and, thereafter, for successive three year terms. In addition, directors may only be removed from office for cause upon a vote of 70% of the Common Stock outstanding. The Articles of Incorporation and Bylaws also provide that they may not be amended in certain respects except pursuant to the vote of 70% of the Common Stock outstanding. These provisions of the Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company.

GEORGIA ANTI-TAKEOVER STATUTES



       The Georgia Business Combination Code restricts certain business combinations with "interested shareholders" and contains fair price requirements applicable to certain mergers with certain "interested shareholders" that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. The Company has elected to be covered by such restrictions.



       The Georgia business combination statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an "interested shareholder" of the corporation, unless either (i) the transaction resulting in such acquiror becoming an "interested shareholder" or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an "interested shareholder," or (ii) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an "interested shareholder." For purposes of this statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved "interested shareholder" for a period of five years after the date on which such person became an "interested shareholder." The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.



       The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an "interested shareholder" unless
(i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the "interested shareholder," or (iv) the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve-month period. The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.



AMENDMENT TO THE COMPANY'S CHARTER AND BYLAWS



       The Company's Articles, including its provisions on classification of the Board of Directors and removal of directors, may be amended only by the affirmative vote of the holders of at least 66 2/3% of the capital stock entitled to vote. The Company's Bylaws may be amended by the affirmative vote of holders of at least 66 2/3% of the capital stock entitled to vote on the matter. Subject to the right of stockholders to adopt, alter and repeal the Bylaws, the Board of Directors is authorized to adopt, alter or repeal the Bylaws.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS



       The Bylaws of the Company provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to the Company's notice of the meeting, (b) by the Board of Directors, or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and
(ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders, or provided that the Board of Directors has determined that directors shall be elected at such meeting, nominations of persons for election to the Board of Directors may be brought by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.



STOCKHOLDER MEETINGS AND ACTION BY WRITTEN CONSENT



       In order for stockholders to call special meetings, the Bylaws require the written request of holders of shares entitled to cast not less than 25% of all votes entitled to be cast at such meeting. Such provisions do not, however, affect the ability of stockholders to submit a proposal to the vote of all stockholders of the Company in accordance with the Bylaws, which provide for the additional notice requirements for stockholder nominations and proposals at the annual meetings of stockholders as described above. The Bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each stockholders entitled to notice of the meeting but not entitled to vote at it.



LIMITATION OF LIABILITY AND INDEMNIFICATION



       The Company's Articles limits the liability of the Company's directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by Georgia law. Georgia law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) if a judgment or other final adjudication is entered in a preceding based on a finding that the director's or officers' action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.



       The Company's Articles and Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Georgia law. The GBCC presently permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding, and (1) was committed in bad faith or (2) was the result of active and deliberate dishonest;

or (ii) the indemnified party actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. The Company has directors and officers insurance which became effective.



DISSOLUTION OF THE COMPANY



       The dissolution of the Company must be approved by the affirmative vote of holders of not less than a majority of all of the votes entitled to be cast on the matter.



                         SHARES ELIGIBLE FOR FUTURE SALE



       The Company has outstanding 34,785,611 shares of Common Stock. Of these shares, 11,686,889 are freely tradable in the public market without restriction or further registration under the Securities Act.



       All 16,666,666 shares of Common Stock issued pursuant to the 1997 Private Placement are "restricted securities" as that term is defined under Rule 144 and may be sold only pursuant to registration under the Securities Act or pursuant to an exemption therefrom, such as that provided by Rule 144. In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of shares of Common Stock from the Company or the date of acquisition of shares of Common Stock from any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares of Common Stock that do not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of shares of Common Stock from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares of Common Stock in the public market under Rule 144(i) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

       Pursuant to a Registration Rights Agreement between the Company and certain of the Registering Stockholders (the "Registration Rights Agreement") the Company has agreed to file and use its best efforts to have the shelf registration of which this Prospectus is a part be declared and remain effective for a period of two years with respect to the shares of Common Stock issued upon consummation of the 1997 Private Placement that continue to be "restricted securities" (the "Registrable Shares"). The Company will bear the expenses incident to the registration requirements of the Registrable Shares, except that such expenses shall not include any underwriting discounts or commissions or transfer taxes relating to such shares.



       Under the Registration Rights Agreement, the holders of the Registrable Shares will also be entitled to include within any registration statement under the Securities Act filed by the Company with respect to any underwritten public offering of Common Stock (either of its own account or the account of other security holders) at any time within two years following the issue date, which occurred on November 12, 1997 and November 24, 1997, the Registrable Shares held by such holders, subject to certain conditions and restrictions. The existence of the Registration Rights Agreement may adversely affect the terms upon which the Company can obtain additional equity financing in the future.



       The Company may require that the Registrable Shares be sold in block trades through underwriters or broker-dealers or that the Registrable Shares be underwritten by investment banking firms selected by the Company.



       There had been no public market for the Common Stock and the effect, if any, that future market sales of Common Stock or the availability of such Common Stock for sale will have on the market price of the Common Stock prevailing from time to time cannot be predicted. Nevertheless, sales of substantial amounts of Common Stock in the public market (or the perception that such sales could occur) might adversely affect market prices for the Common Stock.



       Additionally, there are no outstanding stock options to purchase Common Stock which have been granted to executive officers, other key employees, Independent Directors and consultants of the Company under the 1992 Stock Option Plan.



                              PLAN OF DISTRIBUTION



       The Company is registering the shares of Common Stock offered hereby pursuant to the Registration Rights Agreement. Any distribution of the shares covered by this Prospectus may be effected from time to time in one or more transactions (which may involve block transactions) on the OTCBB system, in negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The Registering Stockholders will effect any such transactions with or through one or more broker-dealers which may act as agent or principal, and if required by the Company, through block trades or offerings through underwriters. Any such broker-dealer may receive compensation in the form of underwriting discounts, concessions or commissions from the Registering Stockholders and/or the purchaser of the shares for whom it may act as agent or to whom it may sell as principals or both. With respect to any shares sold by a Registering Stockholder, the Registering Stockholder and/or any broker-dealer effecting the sales may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by the broker-dealer and any profit on the resale of shares as principal may be deemed to be underwriting discounts or commissions under the Securities Act. Additionally, the Registering Stockholders may pledge or make gifts of their shares and the shares may also be sold by the pledgee or transferees.



       In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.



                                  LEGAL MATTERS



       The validity of the Common Stock offered hereby and other legal matters will be passed upon for the Company by Schreeder, Wheeler & Flint, LLP 1600 Candler Building, 127 Peachtree Street, N.E., Atlanta, Georgia 30303.



                                     EXPERTS



       The consolidated financial statements as of July 31, 1997 and 1996 and for each of the three years in the period ended July 31, 1997 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Dudley, Jones-Hopton, Sims & Freeman, PLLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



                              AVAILABLE INFORMATION



       The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Company is also subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Copies of the Registration Statement and reports, proxy statements and other information concerning the Company may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the Commission's website (http://www.sec.gov).



       The Company intends to furnish its stockholders with annual reports containing combined financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited combined financial information.

                          INDEX TO FINANCIAL STATEMENTS



                                [TO BE INSERTED]

                         Report of Independent Auditors



Board of Directors and Stockholders
Tapistron International, Inc.
Ringgold, Georgia


We have audited the accompanying consolidated balance sheets of Tapistron International, Inc. and subsidiary as of July 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tapistron International, Inc. and subsidiary as of July 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.


                                    DUDLEY, HOPTON-JONES, SIMS & FREEMAN PLLP

Birmingham, Alabama
September 26, 1997

                          TAPISTRON INTERNATIONAL, INC.
                             (Debtor-in-Possession)

                           CONSOLIDATED BALANCE SHEETS

                             July 31, 1997 and 1996

                                     ASSETS

                                                 1997           1996
                                                 ----           ----

CURRENT ASSETS
  Cash and cash equivalents                   $   27,946      $   17,149
  Receivables, net of allowance of
    $39,905 as of July 31, 1997
    and 1996, respectively                       720,740         119,872
  Note receivable                                350,000         600,000
  Inventory                                    1,231,002       2,082,495
  Prepayments                                    102,453          20,707
  Deferred income taxes                          100,000              --
                                              ----------      ----------

       Total current assets                    2,532,141       2,840,223
                                              ----------      ----------

PROPERTY AND EQUIPMENT, NET                      564,324         877,269
                                              ----------      ----------

OTHER ASSETS
  Long-term receivables, net allowance
    of $500,000  as of July 31, 1997 and
    1996, respectively                                --              --
  Patents and patent license                     263,068         286,160
  Deferred income taxes                        1,900,000              --
  Other                                            8,247          12,886
                                              ----------      ----------

       Total other assets                      2,171,315         299,046
                                              ----------      ----------




       TOTAL                                  $5,267,780      $4,016,538
                                              ==========      ==========


The accompanying notes are an integral
part of these financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                     1997             1996
                                                     ----             ----

CURRENT LIABILITIES
  Short-term debt                               $          -       $  1,028,687
  Current portion of long-term debt                    4,315              4,729
  Accounts payable                                   178,068             33,970
  Accrued expenses                                   655,621            408,350
  Customer deposits                                  936,026            280,000
                                                ------------       ------------

       Total current liabilities                   1,774,030          1,755,736
                                                ------------       ------------

LIABILITIES SUBJECT TO SETTLEMENT UNDER
  REORGANIZATION PROCEEDINGS                       2,520,557          1,599,668
                                                ------------       ------------

LONG-TERM DEBT                                           744              5,060
                                                ------------       ------------

STOCKHOLDERS' EQUITY
  Preferred stock - $.001 par value -
     2,000,000 shares authorized;
     no shares issued and outstanding                     --                 --
  Common stock - $.0004 par value -
     100,000,000 shares authorized;
     and 10,581,813 shares issued                      4,233              4,233
  Additional paid-in-capital                      22,899,108         22,899,108
  Accumulated deficit                            (21,918,100)       (22,234,475)
  Treasury stock - 55,518 shares
     outstanding as of July 31, 1997
     and 1996, at cost                               (12,792)           (12,792)
                                                ------------       ------------

       Total stockholders' equity                    972,449            656,074
                                                ------------       ------------

       TOTAL                                    $  5,267,780       $  4,016,538
                                                ============       ============

                          TAPISTRON INTERNATIONAL, INC.
                             (Debtor-in-Possession)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                For the Years Ended July 31, 1997, 1996 and 1995

                                                      1997               1996              1995
                                                      ----               ----              -----
SALES                                             $  3,626,092       $  1,305,499       $  2,565,544

COST OF SALES                                        2,477,302          1,146,717          1,757,793
                                                  ------------       ------------       ------------

      Gross profit                                   1,148,790            158,782            807,751
                                                  ------------       ------------       ------------

OPERATING EXPENSES
  Administrative expenses                            1,998,245          3,473,581          3,656,532
  Research and development                              10,384             23,473          2,405,438
                                                  ------------       ------------       ------------

                                                     2,008,629          3,497,054          6,061,970
                                                  ------------       ------------       ------------

OPERATING LOSS                                        (859,839)        (3,338,272)        (5,254,219)
                                                  ------------       ------------       ------------

OTHER INCOME (EXPENSE)
  Interest expense                                     (30,269)          (314,611)          (248,594)
  Interest income                                          114             26,292             42,529
  Loss on disposal of assets                                --         (1,022,505)          (592,891)
                                                  ------------       ------------       ------------

      Other income (expense)                           (30,155)        (1,310,824)          (798,956)
                                                  ------------       ------------       ------------

Loss before reorganization
  items, income tax benefit
  and extraordinary item                              (889,994)        (4,649,096)        (6,053,175)

REORGANIZATION ITEMS                                  (793,631)          (249,150)                --
                                                  ------------       ------------       ------------

Loss before income tax benefit
  and extraordinary item                            (1,683,625)        (4,898,246)        (6,053,175)

INCOME TAX BENEFIT                                  (2,000,000)                --                 --
                                                  ------------       ------------       ------------

      Income (loss) before
        extraordinary tem                              316,375         (4,898,246)        (6,053,175)

EXTRAORDINARY ITEM
  Gain from extinguishment of debt                          --            420,150                 --

                                                  ------------       ------------       ------------
NET INCOME (LOSS)                                 $    316,375       $ (4,478,096)      $ (6,053,175)
                                                  ============       ============       ============

EARNINGS PER SHARE
  Income (loss) before
    extraordinary item                            $       0.03       $      (0.49)      $      (0.69)
  Extraordinary item                                        --               0.04                 --

      Net income (loss)                           $       0.03       $      (0.45)             (0.69)
                                                  ------------       ------------       ------------

Weighted average number of
  shares outstanding                              $ 10,526,295       $ 10,012,390       $  8,761,117
                                                  ============       ============       ============

The accompanying notes are an integral
part of these financial statements.

                          TAPISTRON INTERNATIONAL, INC.
                             (Debtor-in-Possession)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                For the Years Ended July 31, 1997, 1996 and 1995


                                     Common Stock
                                  -------------------          Paid-in        Accumulated        Treasury
                                  Shares       Amount          Capital           Deficit           Stock             Total
                                  ------       ------          -------           -------           -----             -----

BALANCE  - 8-1-94               7,737,013      $ 3,095      $ 19,366,473      $(11,703,107)      $(12,792)      $  7,653,669
 Issuance of new shares         1,944,800          778         3,237,995                --             --          3,238,773
 Other R/E transaction                 --           --                --               (97)            --                (97)
 Net loss                              --           --                --        (6,053,175)            --         (6,053,175)
                               ----------      -------      ------------      ------------       --------       ------------

BALANCE - 7-31-95               9,681,813        3,873        22,604,468       (17,756,379)       (12,792)         4,839,170
 Issuance of new shares           900,000          360           294,640                --             --            295,000
 Net loss                              --           --                --        (4,478,096)            --         (4,478,096)
                               ----------      -------      ------------      ------------       --------       ------------

BALANCE - 7-31-96              10,581,813        4,233        22,899,108       (22,234,475)       (12,792)           656,074
 Issuance of new shares                --           --                --                --             --                 --
 Net income                            --           --                --           316,375             --            316,375
                               ----------      -------      ------------      ------------       --------       ------------

BALANCE - 7-31-97              10,581,813      $ 4,233      $ 22,899,108      $(21,918,100)      $(12,792)      $    972,449
                               ==========      =======      ============      ============       ========       ============


The accompanying notes are an integral
part of these financial statements.

                          TAPISTRON INTERNATIONAL, INC.
                             (Debtor-in-Possession)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the Years Ended July 31, 1997, 1996 and 1995


                                                                 1997             1996              1995
                                                                 ----             ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                          $   316,375       $(4,478,096)      $(6,053,175)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
        Depreciation and amortization                            207,934           414,992           484,315
        Loss on sales of property, plant and equipment                --         1,022,504           592,891
        Issuance of stock in lieu of compensation                     --           145,000                --
        Changes in operating assets and liabilities:
           Decrease (increase) in receivables                   (350,868)          328,097          (369,731)
           Decrease (increase) in prepayments                    (81,746)           76,439            93,782
           Decrease in inventory                               1,014,763         1,009,497           453,448
           Decrease in long-term receivables                          --           500,000                --
           Decrease in other assets                                1,644           170,933                --
           Decrease in noncompete agreements                          --            11,545            23,091
           (Increase) in notes receivable                             --          (150,000)               --
           (Increase) in deferred income taxes                (2,000,000)               --                --
           Increase in accounts payable and
              accrued expenses                                   391,369           123,060           982,096
           Increase (decrease) in accounts payable and
              accrued expenses, which are subject to
              settlement under a plan of reorganization          290,751          (170,941)               --
           Increase (decrease) in customer deposits              656,026            (5,000)          185,000
                                                             -----------       -----------       -----------

              Net cash provided by (used in) operating
              activities                                         446,248        (1,001,970)       (3,608,283)
                                                             -----------       -----------       -----------


CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of property and equipment                      --         2,187,500           201,250
   Capital expenditures and retirements                          (15,407)               --          (560,805)
   Payment for patents                                           (11,349)          (14,415)          (67,575)
   Investment in other assets                                         --                --          (137,625)
                                                             -----------       -----------       -----------

              Net cash provided by (used in) investing
              activities                                         (26,756)        2,173,085          (564,755)
                                                             -----------       -----------       -----------

The accompanying notes are an integral
part of these financial statements.

                          TAPISTRON INTERNATIONAL, INC.
                             (Debtor-in-Possession)

                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                For the Years Ended July 31, 1997, 1996 and 1995

                                                                  1997             1996              1995
                                                                  ----             ----              ----
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of debt                                599,970         1,210,495         1,320,000
   Principal payments of debt                                 (1,008,665)         (381,809)         (998,926)
   Proceeds from issuance of debt which is subject to
      settlement under a plan of reorganization                       --           140,600                --
   Principal payments of debt which is subject to
      settlement under a plan of reorganization                       --        (2,372,678)               --
   Proceeds from issuance of common stock                             --           150,000         3,238,677
                                                             -----------       -----------       -----------

               Net cash provided by (used in) financing
               activities                                       (408,695)       (1,253,392)        3,559,751
                                                             -----------       -----------       -----------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                    10,797           (82,277)         (613,287)
      Cash and cash equivalents - beginning of year               17,149            99,426           712,713
                                                             -----------       -----------       -----------
      Cash and cash equivalents - end of year                $    27,946       $    17,149       $    99,426
                                                             ===========       ===========       ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION
      Cash paid for interest                                 $    19,569       $    34,532       $   252,471
                                                             ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURES OF NONCASH
   INVESTING AND FINANCING ACTIVITIES
      Equipment reclassified to inventory                    $   163,270       $   290,817       $        --


The accompanying notes are an integral
part of these financial statements.

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - REORGANIZATION AND LEGAL MATTERS

Tapistron International, Inc. (the "Company") filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code (the "Code") on June 21, 1996 (the "petition date"). The Company is currently operating its business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the Northern District of Georgia (the "Court"). The Company's liabilities as of the petition date are generally subject to settlement in a plan of reorganization, which must be voted on by certain of its creditors and confirmed by the Court. Until a reorganization plan has been confirmed, the Company is prevented from making payments on pre-petition debt unless permitted by the Code or approved by the Court. Certain contracts and leases existing at the petition date have been rejected or assumed with the approval of the Court. The Company continues to review all other unexpired pre-petition executory contracts and leases to determine whether they should be assumed or rejected. Parties affected by the rejection of contracts and leases may file claims against the Company.

The consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations and the realization of assets and the satisfaction of liabilities in the normal course of business. The chapter 11 filing, the Company's leveraged financial structure, and recurring net losses raise a question about the Company's ability to continue as a going concern. A plan of reorganization may materially change the amounts reported in the consolidated financial statements (which do not give effect to adjustments to the carrying values of assets and liabilities which may be necessary as a consequence of a plan of reorganization). The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the court, (2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) provide sufficient cash from operations to meet future obligations.

The Company is anticipating increased sales, as marketing efforts are increased and as customers regain confidence in the financial stability of the Company. The Company has been focused on establishing and improving customer relationships, and ongoing research and development projects are building on current proven CYP technology at a steady pace.

Immediate emphasis will be placed on actively promoting the CYP machine in the domestic market, which will be handled by the Company's internal sales and marketing department. The primary markets outside the U.S. are in the Pacific Rim and Europe, and foreign sales efforts will be maintained by outside representatives.

Due to a number of domestic CYP machine installations over the past three years, CYP product has been able to find some market areas for which it is well suited, the primary one being commercial/hospitality broadloom. This market, along with the rug market and residential broadloom, will be prime applications for the CYP machine. The CYP machine is not in the same market with low-end solid color carpet tufting machines, and our focus will continue to be on the manufacturers of high-end carpet, which is a value-added product market. So, as there has been an increasing trend toward product differentiation in the carpet industry, the future is continually looking brighter for this machine and for patterned tufting in general.

The Company filed a plan of reorganization on March 14, 1997, which was amended on July 18, 1997. (See Note 16 - Subsequent events).

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies and practices followed by Tapistron International, Inc. (the "Company") and its subsidiary are as follows:

Description of Business
The Company is in the business of developing or acquiring proprietary technologies in the textile industry. To date, the Company's efforts have been focused on the continued development, production and marketing of the computerized yarn placement (CYP) machine and the exploration of a second technology involving the dyeing of textile materials.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Fabrication Center, Inc. ("FCI"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains at various financial institutions cash and cash equivalent accounts which may exceed federally insured amounts at times.

Inventory
Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment
Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the depreciable assets.

Intangible Assets
Intangible assets are stated at their unamortized cost and are amortized on the straight-line method over their estimated useful lives. The estimated useful lives of the Company's noncompete agreements range from 2 to 9 years and the estimated useful lives of the Company's patents and licenses range from 7 to 17 years.

Earnings (Net Loss) Per Share
Earnings (net loss) per share is computed using the weighted average number of shares of common stock outstanding.

Revenue Recognition
Sales and related cost of sales are recognized primarily at the time of shipment of the product. Sales and cost of sales may be recognized when the product is complete and ready for shipment if the customer requests the Company to hold the product and there are no uncertainties as to the consummation of the sale. Upon recognition of sales, a reserve for estimated warranty and other related expenses is established. The reserve is periodically evaluated as to its adequacy for the anticipated expenses to be incurred during the limited warranty period.

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Income Taxes
Income taxes are computed based on the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Deferred tax assets and liabilities are recognized for the estimated future tax effects attributed to temporary differences between the book and tax bases of assets and liabilities and for carryforward items. The measurement of current and deferred tax assets and liabilities is based on enacted tax law. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that may not be realized.

Use of Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain Significant Estimates
At July 31, 1997, the Company had significant deferred tax assets related to operating losses available for carryforward. These deferred tax assets have been recorded under the guidelines of SFAS No. 109, Accounting for Income Taxes, on the premise that future taxable income will more likely than not be adequate to realize future tax benefits of the available net operating loss carryforwards. Under tax regulations, realization of tax benefits per period will be limited and full realization will depend on future taxable income over a number of years.

Reclassifications
Certain reclassifications have been made in the previously reported financial statements to make prior year amounts comparable to those of the current year. Such reclassifications had no effect on previously reported net loss or shareholders' equity.

Disclosures About Fair Values of Financial Instruments
In the year ended July 31, 1996, the Company adopted Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107), which requires companies to disclose fair value information about certain financial instruments. SFAS 107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses.

In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

SFAS 107 excludes certain financial instruments, particularly trade accounts receivable and payable, from its disclosure requirements.

The fair values of cash and cash equivalents approximate their carrying amounts as reflected in the balance sheet due to their short-term availability or maturity.

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Disclosures About Fair Values of Financial Instruments - Continued
The fair values of notes receivable approximate their carrying amounts as reflected in the balance sheet due to interest rates that are similar to current rates.

The fair values of notes payable also approximate their carrying amounts as reflected in the balance sheet due to interest rates that are similar to current rates.

NOTE 3 - ORGANIZATION

The Company was incorporated on February 7, 1986, under the laws of the State of Georgia under the name Textile Corporation of America. The Company was formed to acquire FCI and to develop or acquire proprietary technologies in the textile industry. On July 29, 1986, the Company exchanged 2,800,426 shares of common stock for all of the outstanding stock of FCI having a net book value of $342,608 in a transaction accounted for as a pooling of interests. FCI was organized on August 19, 1981, under the laws of the State of Georgia and commenced operations on August 1, 1983. FCI was formed for the purpose of engaging in the research, development, production and marketing of a CYP machine for the manufacturing of rugs and carpets. On July 16, 1991, the directors changed the name of the Company to Tapistron International, Inc. Reference herein to the "Company" includes Tapistron International, Inc. and FCI. The Company was a development stage enterprise until January 1992 when the Company realized revenues from the sale of its first CYP machine.

NOTE 4 - INVENTORY

Inventory consists of the following components:

                                                           1997              1996
                                                           ----              ----
   Raw materials                                    $     437,215       $   1,413,531
   Work in process                                        793,788           1,636,530
   Finished goods                                              --              11,090
                                                    -------------       -------------
                                                        1,231,003           3,061,151
   Allowance for obsolete inventory                            --            (978,656)
                                                    -------------       -------------
                                                    $   1,231,003       $   2,082,495
                                                    =============       =============


The Company recognized a loss related to obsolete inventory of $-0- for the year ended July 31, 1997 and $504,441 for the year ended July 31, 1996.

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following major classifications:

                                                            1997                                        1996
                                            ------------------------------------        --------------------------------------
                                                                    Accumulated                                   Accumulated
                                                 Cost               Depreciation              Cost                Depreciation
                                                 ----               ------------              ----                ------------
   Office furniture, fixtures and
     equipment                              $     501,435           $   382,696          $     501,435           $     306,490
   Machinery and equipment                        826,956               383,060              1,167,365                 490,114
   Vehicles                                        16,914                15,224                 16,914                  11,841
                                            -------------           -----------          -------------           -------------

                                            $   1,345,305           $   780,980          $   1,685,714           $     808,445
                                            =============           ===========          =============           =============

Depreciation expense totaled $462,534 for 1995, $390,125 for 1996 and $171,642 for 1997.

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

                                                                                               1997                    1996
                                                                                               ----                    ----
   Trade accounts payable                                                                $     178,069           $     33,970
   Reserve for product warranties                                                               10,000                 10,000
   Other                                                                                       645,621                398,350
                                                                                         -------------           ------------
                                                                                         $     833,690           $    442,320
                                                                                         =============           ============

NOTE 7 - LIABILITIES SUBJECT TO SETTLEMENT UNDER REORGANIZATION PROCEEDINGS

If it is probable that the collateral value related to pre-petition secured liabilities exceeds the amount of the obligation, such liabilities are included in short-term debt.

The remainder of the pre-petition liabilities (including situations where it cannot be determined whether the collateral value exceeds the amount of the obligation)are:

                                                                                                       June 21, 1996
                                                                                                       -------------
   Accounts payable                                                                                    $   1,742,982
   Unsecured term notes                                                                                      777,575
                                                                                                       -------------

   Total liabilities subject to settlement under reorganization proceedings                            $   2,520,557
                                                                                                       =============

A plan of reorganization may materially change the amount and terms of these pre-petition liabilities.

The portions of debt contractually due within one year following each respective balance sheet date are not classified in current liabilities because such amounts will be settled under a plan of reorganization.

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - LEASES

In June, 1996, the Company completed the refinancing of its main facility under a sale/leaseback arrangement. The facility was sold for $1.9 million, $1.86 million of which was used to pay off the existing mortgage. The Company then entered into an operating lease for a term of five years. The lease requires minimum annual rental payments of $302,500 in 1997, $317,625 in 1998, $333,506 in 1999, $350,182 in 2000, and $303,877 in 2001. The Company has the option to purchase the property at any time during the lease term.

The Company also leases office space, warehouse space, and equipment under short-term operating leases. Rental expense under all operating leases totaled $50,941 for 1995, $52,442 for 1996 and $244,143 for 1997.

NOTE 9 - DEBT

Long-term debt consists of the following:

                                                                                                 1997                1996
                                                                                                 ----                ----
   9.3% Promissory note, maturing in January 2002, payable $1,200 annually, unsecured and subject to settlement under a plan of
     reorganization                                                                             $      --          $    4,869

   5.8% Promissory note, maturing September 9, 1998, payable $375
     monthly including interest, collateralized by equipment                                        5,060               9,788
                                                                                                ---------          ----------
                                                                                                    5,060              14,657
   Less:  Current portion                                                                           4,316               4,729

       Current portion subject to settlement under a plan of reorganization                            --                 748
                                                                                                ---------          ----------

                                                                                                $     744          $    9,180
                                                                                                =========          ==========

Aggregate maturities of long-term debt for the five years subsequent to July 31, 1997, are as follows:

   July 31, 1998                                                                                                   $   4,316
   July 31, 1999                                                                                                         744
   July 31, 2000                                                                                                           -
   July 31, 2001                                                                                                           -
   July 31, 2002                                                                                                           -
   Thereafter                                                                                                              -

As of July 31, 1996 short-term debt consists of a line of credit agreement bearing interest at 10% and various promissory notes bearing interest at rates varying from 6% to 13%. A significant portion of the short-term debt is collateralized by CYP machines.

Interest expense on debt totaled $248,594 for 1995, $314,611 for 1996 and $30,269 for 1997.

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCK OPTIONS

In April 1992, the Company adopted the 1992 qualified employee stock option plan (the "1992 Plan") which provided for the granting of options to employees for the purchase of up to 350,000 shares of common stock of the Company at a price not less than fair market value on the date the options are granted. The shareholders of the Company subsequently approved an increase in the number of shares available for issuance under the 1992 Plan to 1,350,000 shares. Previously, the Company had a qualified employee stock option plan (the "1989 Plan") which provided for the granting of options to employees for the purchase of approximately 210,000 shares of which options for approximately 192,500 have been granted. The 1989 Plan was terminated with the adoption of the 1992 Plan. In addition, the Company has, at various times, granted options outside of the Plan to employees and non-employees.

The following table summarized option activity:

                                                                           Number of               Option Price
                                                                            Shares                  Per Share
                                                                           ---------                -----------
   Outstanding as of July 31, 1991                                           554,062                 $2.14 - $3.57
     Granted                                                                 545,528                 $5.00 - $6.75
     Exercised                                                               (86,470)                    $3.57
     Expired                                                                 (17,512)                    $3.57
                                                                           ---------
   Outstanding as of July 31, 1992                                           995,608                 $3.57 - $6.75
     Exercised                                                              (209,605)                    $3.57
     Expired                                                                  (3,500)                    $5.00
                                                                           ---------
   Outstanding as of July 31, 1993                                           782,503                 $2.14 - $3.57
     Granted                                                               1,513,000                 $2.75 - $7.125
     Exercised                                                               (25,000)                    $3.57
     Expired                                                                (248,000)                $6.75 - $7.125
                                                                           ---------
   Outstanding as of July 31, 1994                                         2,022,503                 $2.75 - $7.125
     Granted                                                                 111,000                $1.875 - $2.625
     Exercised                                                                    --                       --
     Expired                                                                (141,500)               $2.750 - $7.125
                                                                           ---------
   Outstanding as of July 31, 1995                                         1,992,003                $1.875 - $7.125
     Granted                                                                 600,000                  $.50 - $.87
     Exercised                                                                    --                       --
     Expired                                                                      --                       --
                                                                           ---------
   Outstanding as of July 31, 1996                                         2,592,003                 $.50 - $7.125
     Granted                                                                      --                       --
     Exercised                                                                    --                       --
     Expired                                                                      --                       --
   Outstanding as of July 31, 1997                                         2,592,003                 $.50 - $7.125
                                                                           ---------
   Exercisable                                                             2,592,003
                                                                           ---------


Options outstanding as of July 31, 1991, for the purchase of 86 049 shares of the Company's common stock were exercised during April 1992 by the surrender of 28,502 shares of the Company's common stock.

Options outstanding as of July 31, 1992, for the purchase of 209,605 shares of the Company's common stock were exercised by and the subscription notes receivable were paid by the surrender of 95,649 shares of the Company's common stock.

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCK OPTIONS - CONTINUED

In connection with the initial public offering on June 23, 1992, the Company issued representative's options to purchase up to an aggregate of 225,000 shares of the Company's common stock and 225,000 warrants at an initial purchase price of $11.138 per share of the Company's common stock and $.165 per non-redeemable warrant. These options are exercisable from June 24, 1993 through September 3, 2003. The non-redeemable warrants issuable upon exercise of the representative's options are not subject to redemption by the Company. The options also contain provisions providing for adjustment of the exercise price upon occurrence of certain events, including the issuance of shares of common stock or other securities convertible into or exercisable for shares of common stock at a price per share less than the exercise price or the market price, recapitalization, reclassification, stock dividend, stock split, stock combination or similar transactions. The representative's options have not been included in the above table. (See Note 16 - Subsequent Events.)

NOTE 11 - WARRANTS

During the year ended July 31, 1992, the Company issued redeemable warrants to purchase 2,587,500 shares of common stock of the Company at a purchase price of $8.10 per share, exercisable from June 24, 1993 through June 23, 1997. During the year ended July 31, 1992, the Company issued warrants to purchase 45,049 shares of common stock of the Company at $3.93 per share and 34,727 shares at $5.50 per share expiring at various dates through December 1994. During the year ended July 31, 1994, warrants for the purchase of 18,550 shares of the Company's common stock at a purchase price of $3.93 were exercised and warrants for the purchase of 26,499 shares of the Company's common stock at a purchase price of $3.93 expired. During the year ended July 31, 1995, warrants for the purchase of 50,000 shares at an exercise price of $1.00 were issued, warrants for the purchase of 34,727 shares at an exercise price of $5.50 expired, and no warrants were exercised during the year. Warrants for the purchase of 2,637,500 shares of the Company's common stock remain outstanding as of July 31,1996 and 1997. (See
Note 16 - Subsequent Events.)

NOTE 12 - RELATED PARTY TRANSACTIONS

During the three years ended July 31, 1996, the Company borrowed various amounts from a principal shareholder and former director of the Company and his family members, who are also shareholders. The shareholder was a director during the year ended July 31, 1996. As of July 31, 1997, the Company was indebted to this shareholder in the amount of $614,000 through a line-of-credit agreement bearing interest at 10%.

During the year ended July 31, 1996, the Company expensed $219,000 in consulting legal, and administrative fees owed to a principal shareholder. The Company was also indebted to this shareholder's law firm for $174,000 for legal fees in association with the reorganization.

During the year ended July 31, 1994, the Company contracted with an engineering consulting firm, whose Chief Executive Officer and President was also a director of the Company, to develop a new model of the CYP machine. During the years ended July 31, 1994, 1995, and 1996 the Company incurred approximately $2,733,000, $2,643,000, and $0, respectively, in fees to this firm.

During the year ended July 31, 1996, consulting fees of $50,000 were paid to a capital Company whose Chairman is a former director of the Company. Also during the year ended July 31, 1996, $50,000 was borrowed from this capital Company.

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - RELATED PARTY TRANSACTIONS - CONTINUED

During the year ended July 31, 1996, the Company borrowed approximately $16,000 from an officer of the Company. The amount was also paid back to the officer during the year.

During the year ended July 31, 1996, 200,000 shares of the Company's common stock were issued to two former directors in consideration for services rendered to the Company.

During the year ended July 31, 1997, no related party transactions occurred.

NOTE 13 - DOMESTIC AND EXPORT SALES

The following table summarizes the sales of the Company:

                                       1997                1996              1995
                                       -----               -----             ----
   North America                 $   1,041,189       $   1,200,322     $   1,659,928
   Asia                                 56,739              24,822            32,432
   Pacific Rim                       1,783,241              58,854            38,226
   Europe                              744,923              21,501           834,958
                                 -------------       -------------     -------------
       Total sales               $   3,626,092       $   1,305,499     $   2,565,544
                                 =============       =============     =============

NOTE 14 - MAJOR CUSTOMERS

Substantially all sales were made to two customers during the year ended July 31, 1995, two customers during the year ended July 31, 1996 and four customers during the year ended July 31, 1997.

NOTE 15 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax bases of those assets and liabilities. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                         1997                1996
                                                         -----               ----
   Deferred tax assets
     Accounts receivable                               $    16,000          $    16,000
     Inventory                                                  --               96,000
     Accrued expenses and reserves                          12,683               14,000
     Net operating loss carryforward                     8,642,000            8,006,000
     Valuation allowance                                (6,670,683)          (8,132,000)
                                                       -----------          -----------

   Net deferred tax assets                             $ 2,000,000          $        --
                                                       ===========          ===========

As of July 31, 1997, the Company had net operating loss carryforwards of approximately $22,869,000 available to offset future taxable income which will expire in various years through 2011.

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - INCOME TAXES - CONTINUED

Realization of deferred tax assets associated with the net operating loss carryforwards and reversals of the temporary differences is dependent upon generating sufficient taxable income prior to expiration of the NOL carryforwards. Even though the Company has incurred tax losses for seven of the past nine fiscal years, management believes that it is more likely than not, it will generate taxable income sufficient to realize a portion of the tax benefit associated with future deductible temporary differences and NOL carryforwards prior to their expiration. This belief is based upon, among other factors, changes in operations that have occurred during the last two years. Specifically, cost savings by bringing Research and Development in house and by better usage of just-in-time inventory control. The Company has assessed the trends regarding patterned carpet and with consideration of its current marketing strategies, anticipates a continued improvement in operating results. Management believes that a valuation allowance is appropriate given the current estimates of future taxable income. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

NOTE 16 - SUBSEQUENT EVENTS

The Company's plan of reorganization was confirmed by the United States Bankruptcy Court on August 18, 1997. As provided for in the plan of reorganization, the Company has received the $2,500,000 proceeds from the Regulation D offering. $500,000 of the proceeds will be applied to satisfy the Class 7 claims (as indicated in the plan of reorganization) and the remaining proceeds will be applied to provide operating capital for the continuation of the Company's business. Upon confirmation of the plan of reorganization, all outstanding stock options are cancelled; all redeemable warrants are modified to reduce the exercise price to $1.00 and the exercise period is extended to August 31, 2000. As provided by the plan or reorganization, all Class 8 claims (convenience class) have been paid in full.

NOTE 17 - ASSETS SUBJECT TO LIENS

The Company has pledged two of its CYP machines as collateral on two customer deposits. These machines are currently included in work-in-process inventory. The machines pledged and the related deposit balances are as follows:

                                        Collateral's Work-In
          Collateral                     Process Book Value                       Deposit Book Balance
          Description                    as of July 31, 1997                      as of July 31, 1997
          ------------                  ---------------------                     --------------------
     4.4 Meter CYP machine                     $445,000                                $200,000
     4.4 Meter CYP machine                      445,000                                 200,000

The Company has pledged one of its notes receivable as collateral on a note payable. This pledge was subsequently assigned as collateral on an accrued expense. The note pledged and other related accrued expense balances are as follows:

          Collateral                    Collateral's Book Value                   Accrued Expense Balance
          Description                   as of July 31, 1997                       as of July 31, 1997
          -----------                   -----------------------                   -----------------------
        Note receivable                        $300,000                                $125,263

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                                   SCHEDULE I

                        VALUATION AND QUALIFYING ACCOUNTS

                                                                                Additions
                                                        Balance at             Charged to                                 Balance
                                                        Beginning               Cost and                                   at End
                                                        of Year                 Expenses           Deductions             of Year
                                                        ---------              ----------          ----------             -------
  Allowance for Doubtful Accounts
  -------------------------------
   Year ended July 31, 1997                            $   39,905              $       --          $         --         $  39,905
                                                       ----------              ----------          ------------         ---------

  Allowance for Obsolete Inventory
  --------------------------------
   Year ended July 31, 1997                            $  978,656              $       --          $    978,656         $      --
                                                       ----------              ----------          ------------         ---------
  Allowance for Uncollectible Long-
  ---------------------------------
  Term Receivables
  ----------------

   Year ended July 31, 1997                            $  500,000              $       --          $         --         $ 500,000
                                                       ----------              ----------          ------------         ---------

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                      CONSOLIDATED PRO FORMA BALANCE SHEET
                                   (UNAUDITED)

                                  July 31, 1997

                                     ASSETS


                                                                   Pro Forma
                                                  Historical       Adjustments            Pro Forma
                                                 Balance Sheet     (See Note A)         Balance Sheet
                                                 --------------   -------------         -------------
CURRENT ASSETS
   Cash and cash equivalents                     $       27,946   $ 2,500,000 (a)       $
                                                                     (500,000)(f)           2,027,946
   Receivables, net of allowance of $39,905             720,740                               720,740
   Notes receivable                                     350,000                               350,000
   Inventory                                          1,231,002                             1,231,002
   Prepayments                                          102,453                               102,453
   Deferred income taxes                                100,000                               100,000
                                                 --------------                         -------------

       Total current assets                           2,532,141                             4,532,141

PROPERTY AND EQUIPMENT, NET                             564,324                               564,324

OTHER ASSETS                                                 --                                    --
   Long-term receivables, net of allowance
     of $500,000                                        263,068                               263,068
   Patents and patent license                             8,247                                 8,247
   Other                                              1,900,000                             1,900,000
   Deferred income taxes                         --------------                         -------------

                                                      2,171,315                             2,171,315
                                                 --------------                         -------------
       Total other assets






       TOTAL                                     $    5,267,780                         $   7,267,780
                                                 ==============                         =============

See Note to Consolidated Pro Forma Balance Sheet.

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                      CONSOLIDATED PRO FORMA BALANCE SHEET
                                   (UNAUDITED)

                                  July 31, 1997

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                           Pro Forma
                                                                Historical                Adjustments                 Pro Forma
                                                              Balance Sheet               (See Note A)              Balance Sheet
                                                              -------------               ------------              -------------
CURRENT LIABILITIES
   Current portion of long-term debt                           $     4,315                $                         $        4,315
   Accounts payable                                                178,068                                                 178,068
   Accrued expenses                                                655,621                    (225,000) (c)
                                                                                              (150,000) (d)                280,621
   Customer deposits                                               936,026                                                 936,026
                                                               -----------                                          --------------

       Total current liabilities                                 1,774,030                                               1,399,030

LIABILITIES SUBJECT TO SETTLEMENT
   UNDER REORGANIZATION PROCEEDINGS                              2,520,557                    (613,894) (b)
                                                                                              (150,000) (e)
                                                                                              (500,000) (f)              1,256,663

LONG-TERM  DEBT                                                        744                                                     744

STOCKHOLDERS' EQUITY
   Preferred stock - $.001 par value - 2,000,000
     shares authorized; no shares issued and
     outstanding                                                        --                                                      --
   Common stock - $.0004 par value - 100,000,000
     shares authorized; 10,581,813 issued; pro
     forma issued 34,841,108                                         4,233                      6,6667  (a)
                                                                                                 1,637  (b)
                                                                                                   600  (c)
                                                                                                   400  (d)
                                                                                                   400  (e)                 13,937
  Additional paid-in capital                                    22,899,108                   2,493,333  (a)
                                                                                               612,257  (b)
                                                                                               224,400  (c)
                                                                                               149,600  (d)
                                                                                               149,600  (e)             26,528,298
Accumulated deficit                                            (21,918,100)                                            (21,918,100)
Treasury stock -  55,518 shares outstanding,
   at cost                                                         (12,792)                                                (12,792)
                                                               -----------                                          --------------
       Total stockholders' equity                                  972,449                                               4,611,343
                                                               -----------                                          --------------
       TOTAL                                                   $ 5,267,780                                          $    7,267,780
                                                               ===========                                          ==============

See Note to Consolidated Pro Forma Balance Sheet

                          TAPISTRON INTERNATIONAL, INC.

                             (Debtor-in-Possession)

                  NOTE TO CONSOLIDATED PRO FORMA BALANCE SHEET
                                   (UNAUDITED)

NOTE A - Plan of Reorganization Adjustments

The Company's plan of reorganization was confirmed by the United States Bankruptcy Court on August 18, 1997.

The plan of reorganization requires the Company to issue 24,259,295 shares of common stock which will dilute current equity interests.

The following adjustments when applied to the historical balance sheet of the Company will give the effect of the plan of reorganization.

(a) To record issuance of 16,666,667 shares of Tapistron's common stock at $.15 per share.

(b) To record settlement of class 6 claims, including discharge of $613,894 in return for the issuance of Tapistron's common stock at the rate of 1 share for every $.15 of allowed claim (4,092,628 sh.).

(c) To record settlement of allowed class 4 claims, including discharge of a $225,000 administrative claim in return for the issuance of 1,500,000 shares of Tapistron's common stock.

(d) To record settlement of allowed administrative claim of Ameristar Insurance Services, Inc., including discharge of $150,000 in return for the issuance of 1,000,000 shares of Tapistron's common stock.

(e) To record issuance of 1,000,000 shares of Tapistron's common stock in partial payment of allowed class 7 claims, at the rate of $.15 per share.

(f) To record initial cash payment of allowed class 7 claims, including prorata distribution of cash in the amount of $500,000.

       No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the registered securities to which this Prospectus relates or any offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                        ---------------------------------

                                TABLE OF CONTENTS

                        ---------------------------------



                                                                                                                     Page
                                                                                                                     ----
Summary............................................................................................................   5

The Company........................................................................................................   5

Recent Developments................................................................................................   6

The Registered Offering............................................................................................   6

Summary Consolidated Historical Financial Information of the Company...............................................   7

Risk Factors.......................................................................................................   8

Use of Proceeds....................................................................................................  12

Common Stock Price Range...........................................................................................  12

Dividend Policy....................................................................................................  14

Capitalization.....................................................................................................  14

Selected Consolidated Historical Financial Information of the Company..............................................  15

Management's Discussion and Analysis of Financial Condition and Results of Operations..............................  16

Business...........................................................................................................  20

Management.........................................................................................................  27

Certain Relationships and Related Transactions.....................................................................  33

Principal Stockholders.............................................................................................  34

Registering Stockholders...........................................................................................  35

Description of Capital Stock.......................................................................................  37

Certain Provisions of Georgia Law and of the Company's Charter and Bylaws..........................................  38

Shares Eligible for Future Sale....................................................................................  42

Plan of Distribution...............................................................................................  43

Legal Matters......................................................................................................  44

Experts............................................................................................................  44

Available Information..............................................................................................  44

Index to Financial Statements......................................................................................  F-1

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, in connection with the sale and distribution of the shares of Common Stock being registered hereby.

         Commission Registration Fee.......................    $ 2,500

         Accounting fees and expenses......................    $    *

         Blue Sky fees and expenses........................    $ 7,500

         Legal fees and expenses...........................    $40,000

         Printing and engraving expenses...................    $ 5,000

         Transfer Agent fees...............................    $ 2,000

         Miscellaneous and other expenses..................    $ 1,000
                                                               -------

         TOTAL...........................................      $    *
                                                               =======

------------

*  To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a Georgia corporation. Sections 856 and 857 of the Georgia Business Corporation Code empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The Georgia Business Corporation Code also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

         The Company's Articles and Bylaws provide in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         In connection with the Amended Plan confirmed on August 18, 1997, former creditors of the Company converted their interests into an aggregate of 7,592,650 shares of the Company's common stock, $.0004 par value. Such sales were made pursuant to ss. 1145 of the United States Bankruptcy Code.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits

         Unless otherwise indicated, all exhibits have been previously filed.

         2.1      First Amended and Restated Plan of Reorganization +

         2.2 First Amendment to First Amended and Restated Plan of Reorganization +

         2.3 Order Confirming Debtor's First Amended and Restated Plan of Reorganization +

         3.1      Articles of Incorporation of the Registrant, as amended*

         3.2      By-Laws of the Registrant*

         3.3      Amendment to Articles of Incorporation*

         4.1      Registration Rights Agreement +

         4.3      Specimen Common Stock Certificate*

         5.1      Opinion of Counsel regarding Legality +

         10.1     1992 Stock Option Plan*

         10.2     1989 Stock Option Plan*

         10.3     Lease for Registrant's Facility*

         10.4 Option Agreement to Purchase Technology between the Registrant and Ful-Dye, Inc.*

         10.5     Form of Consulting Agreement with the Representative*

         10.6     First Exclusive License Agreement with Ful-Dye, Inc.*

         10.8     Exclusive License Agreement with Ful-Dye, Inc.*

         10.10 Exclusive Sales Representative Agreement with Asahi* Trading Co., Ltd.*

         13.1     Form 10-Q +

         21.1     List of Subsidiaries +

         23.1     Consent of Independent Certified Accountants +

         23.2     Consent of Legal Counsel +

         27       Financial Data Schedule (for SEC use only) ++

--------------------

* Incorporated by reference to the exhibit with the same number filed in connection with the Company's Registration Statement on Form S-1, File Number 33-47759, declared effective by the Securities and Exchange Commission on June 24, 1992.

** Incorporated by reference to the exhibit with the same number filed in connection with the Company's Form 10-K filed for the year ended July 31, 1992.

*** Incorporated by reference to the exhibit with the same number filed in connection with the Company's Form 10-K filed for the year ended July 31, 1993.

**** Incorporated by reference to the exhibit with the same number filed in connection with the Company's Form 10-K filed for the year ended July 31, 1994.

+        Filed herewith

++       To be filed by amendment

       (b) Report on Form 8-K - The Registrant did not file a Form 8-K report during the last quarter of the period covered by this report.

       (c) Exhibits. See (a)3. above.

       (d) Financial Statement Schedules. The response to this portion of Item 14, is submitted under Item 14.(a) 1. and 2. above.

---------

       (b) Financial Statement Schedules

       None. Schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

       (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (b) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold as of the termination of the offering.

       (c) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Tapistron International, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 6, 1998.


                                    TAPISTRON INTERNATIONAL, INC.


                                    By: /s/ J. Darwin Poe

                                    --------------------------------------------
                                    Name: J. Darwin Poe

                                    Title: President, Chief Executive Officer
                                           and Vice Chairman of the Board of
                                           Directors


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints J. Darwin Poe and Floyd S. Koegler, Jr. and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in- fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                       [SIGNATURES CONTINUED ON NEXT PAGE]

Signature                           Title                                        Date
---------                           -----                                        ----

/s/ J. Darwin Poe                   President, Chief Executive Officer           February 4, 1998
------------------------------      and Vice Chairman of the                     --------------------
J. DARWIN POE                       Board of Directors


/s/ Kim Amos                        Director                                     February 4, 1998
------------------------------                                                   --------------------
KIM AMOS


/s/ Gary L. Coulter                 Director and Secretary                       February 4, 1998
------------------------------                                                   --------------------
GARY L. COULTER


/s/ Floyd S. Koegler, Jr.           Chief Financial Officer                      February 4, 1998
------------------------------                                                   --------------------
FLOYD S. KOEGLER, JR.

                                    Chairman of the
/s/ Reg Burnett                     Board of Directors                           February 4, 1998
------------------------------                                                   --------------------
REG BURNETT


/s/ Rodney C. Hardeman, Jr.         Director                                     February 4, 1998
------------------------------                                                   --------------------
RODNEY C. HARDEMAN, JR.

                                  EXHIBIT INDEX



EXHIBIT
NUMBER   DESCRIPTION                                                             PAGE
------   -----------                                                             ----
2.1      First Amended and Restated Plan of Reorganization +

2.2      First Amendment to First Amended and Restated Plan of Reorganization +

2.3      Order Confirming Debtor's First Amended and Restated Plan of
         Reorganization +

3.1      Articles of Incorporation of the Registrant, as amended*

3.2      By-Laws of the Registrant*

3.3      Amendment to Articles of Incorporation*

4.1      Registration Rights Agreement +

4.3      Specimen Common Stock Certificate*

5.1      Opinion of Counsel regarding Legality +

10.1     1992 Stock Option Plan*

10.2     1989 Stock Option Plan*

10.3     Lease for Registrant's Facility*

10.4     Option Agreement to Purchase Technology between the Registrant and
         Ful-Dye, Inc.*

10.5     Form of Consulting Agreement with the Representative*

10.6     First Exclusive License Agreement with Ful-Dye, Inc.*

10.8     Exclusive License Agreement with Ful-Dye, Inc.*

10.10    Exclusive Sales Representative Agreement with Asahi Trading Co., Ltd.*

13.1     Form 10-Q +

21.1     List of Subsidiaries +

23.1     Consent of Independent Certified Accountants +

23.2     Consent of Legal Counsel +

27       Financial Data Schedule (for SEC use only) ++


-----------------

* Incorporated by reference to the exhibit with the same number filed in connection with the Company's Registration Statement on Form S-1, File Number 33-47759, declared effective by the Securities and Exchange Commission on June 24, 1992.

** Incorporated by reference to the exhibit with the same number filed in connection with the Company's Form 10-K filed for the year ended July 31, 1992.

*** Incorporated by reference to the exhibit with the same number filed in connection with the Company's Form 10-K filed for the year ended July 31, 1993.

**** Incorporated by reference to the exhibit with the same number filed in connection with the Company's Form 10-K filed for the year ended July 31, 1994.

+        File herewith

++       To be filed by amendment